CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Maximum offering price per unit	Maximum aggregate offering price	Amount of registration fee (1)(2)
3.875% Senior Notes due 2021	$275,000,000	99.539%	$273,732,250	$35,256.72
4.375% Senior Notes due 2024	$275,000,000	99.622%	$273,960,500	$35,286.11
Subsidiary guarantees (3)	—	—	—	—

(1)	Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended. The total registration fee due for this offering is $70,542.83.
(2)	Paid herewith.
(3)	No separate registration fee is required under Rule 457(n) with respect to the guarantees.

Filed Pursuant to Rule 424(b)(2)

Registration No. 333-198635

PROSPECTUS SUPPLEMENT

(To Prospectus dated September 8, 2014)

$550,000,000

$275,000,000    3.875% Senior Notes due 2021

$275,000,000    4.375% Senior Notes due 2024

We are offering $275,000,000 aggregate principal amount of 3.875% Senior Notes due 2021, which we refer to in this prospectus supplement as the “2021 notes,” and $275,000,000 aggregate principal amount of 4.375% Senior Notes due 2024, which we refer to in this prospectus supplement as the “2024 notes.” We refer to both series of notes offered hereby collectively as the “notes.” The 2021 notes will bear interest at a rate of 3.875% per annum and the 2024 notes will bear interest at a rate of 4.375% per annum. The 2021 notes will mature on September 15, 2021 and the 2024 notes will mature on December 15, 2024. Interest will accrue on the notes from September 16, 2014. Interest on the 2021 notes is payable on March 15 and September 15 of each year, commencing on March 15, 2015. Interest on the 2024 notes is payable on June 15 and December 15 of each year, commencing on December 15, 2014.

We may redeem all or part of the notes of either series at any time at the applicable redemption prices described under “Description of the Notes—Optional Redemption.” If a change in control triggering event occurs, unless we have previously exercised our optional redemption right, we will be required to offer to repurchase the notes from holders at 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase. See “Description of Notes—Repurchase Upon Change of Control.”

The notes will be our general senior unsecured obligations and will be equal in right of payment with any of our existing and future senior indebtedness and senior in right of payment to any of our subordinated indebtedness. Each series of notes will be guaranteed on a senior unsecured basis by our subsidiaries that incur or guarantee debt under our revolving credit facility. The notes will be effectively junior to the indebtedness and other liabilities of our non-guarantor subsidiaries and will be effectively junior in right of payment to any of our future secured debt to the extent of the assets securing such debt.

The notes of each series are a new issue of securities with no established trading markets. We do not intend to apply for listing of the notes of either series on any securities exchange or for inclusion of the notes of either series on any automated dealer quotation system.

Investing in the notes involves risks. See “Risk Factors” beginning on page S-9 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the attached prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per 2021 Note	Total	Per 2024 Note	Total
Public offering price(1)	99.539%	$273,732,250	99.622%	$273,960,500
Underwriting discount	0.625%	$1,718,750	0.650%	$1,787,500
Proceeds, before expenses, to us	98.914%	$272,013,500	98.972%	$272,173,000

(1)	Plus accrued interest from September 16, 2014, if settlement occurs after that date.

The underwriters expect to deliver the notes to purchasers through the book-entry delivery system of The Depository Trust Company for the benefit of its participants, including Euroclear Bank, S.A./N.V. and Clearstream Banking, société anonyme, on or about on or about September 16, 2014.

Joint Book-Running Managers

BofA Merrill Lynch	J.P. Morgan	Wells Fargo Securities

Senior Co-Managers

SunTrust Robinson Humphrey	US Bancorp

Co-Managers

BB&T Capital Markets	Citigroup	PNC Capital Markets LLC

Prospectus Supplement dated September 11, 2014

We have not, and the underwriters have not, authorized anyone to provide you with any information other than that contained or incorporated by reference in this prospectus supplement, any related free writing prospectus and the attached prospectus. Neither we nor the underwriters take any responsibility for, nor can we or the underwriters provide any assurance as to the reliability of, any other information that others may give you. If the information varies between this prospectus supplement and the attached prospectus, the information in this prospectus supplement supersedes the information in the attached prospectus. Neither we nor the underwriters are making an offer of these securities in any jurisdiction where the offer or sale is not permitted. Neither the delivery of this prospectus supplement, any related free writing prospectus or the attached prospectus, nor any sale made hereunder and thereunder, shall under any circumstances create any implication that there has been no change in our affairs since the date of this prospectus supplement, any related free writing prospectus or the attached prospectus, regardless of the time of delivery of such document or any sale of securities offered hereby or thereby, or that the information contained or incorporated by reference herein or therein is correct as of any time subsequent to the date of such information. Our business, financial condition, results of operations and prospects may have changed since these respective dates.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement supplements the attached prospectus. The attached prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under this shelf registration process, we may, from time to time, issue and sell any combination of securities, including the notes, described in the attached prospectus. The attached prospectus provides you with a general description of these securities, and this prospectus supplement contains specific information about the terms of this offering of notes. This prospectus supplement, or the information incorporated by reference, may add, update or change information in the attached prospectus. If information in this prospectus supplement, or the information incorporated by reference in this prospectus supplement, is inconsistent with the attached prospectus, this prospectus supplement, or the information incorporated by reference in this prospectus supplement, will apply and will supersede that information in the attached prospectus.

It is important for you to read and consider all information contained in this prospectus supplement, the attached prospectus and any related free writing prospectus in making your investment decision. You should also read and consider the information in the documents we have referred you to under “Documents Incorporated by Reference” in this prospectus supplement and under “Where You Can Find More Information” in the attached prospectus.

References in this prospectus to “Owens & Minor,” the “company,” “we,” “us” and “our” refer to Owens & Minor, Inc. and its subsidiaries, unless otherwise specified.

References in this prospectus supplement to “$,” “dollars” and “U.S. dollars” are to United States dollars, and all financial data included or incorporated by reference in this prospectus supplement have been presented in accordance with accounting principles generally accepted in the United States of America.

FORWARD-LOOKING STATEMENTS

Some of the information included or incorporated by reference in this prospectus supplement and the attached prospectus contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Although we believe our expectations with respect to the forward-looking statements are based upon reasonable assumptions within the bounds of our knowledge of our business and operations, all forward-looking statements involve risks and uncertainties and, as a result, actual results could differ materially from those projected, anticipated or implied by these statements. Such forward-looking statements involve known and unknown risks, including, but not limited to:

•	competitive pressures in the marketplace, including intense pricing pressure;

•	our ability to retain existing and attract new customers in a market characterized by significant customer consolidation and intense cost-containment initiatives;

•	our dependence on sales to certain customers or the loss or material reduction in purchases by key customers;

•	our dependence on distribution of product of certain suppliers;

•	our ability to successfully identify, manage or integrate acquisitions, including the management and integration of our acquisition of the Movianto Group and our pending acquisition of Medical Action Industries Inc.;

•	our ability to successfully manage our international operations, including risks associated with changes in international trade regulations, foreign currency volatility, changes in regulatory conditions, deteriorating economic conditions, adverse tax consequences, and other risks of operating in international markets;

•	uncertainties related to and our ability to adapt to changes in governmental regulations, including healthcare laws and regulations (including the Affordable Care Act);

•	risks arising from possible violations of legal, regulatory or licensing requirements of the markets in which we operate;

•	uncertainties related to general economic, regulatory and business conditions;

•	our ability to successfully implement our strategic initiatives;

•	the availability of and modifications to existing supplier funding programs and our ability to meet the terms to qualify for certain of these programs;

•	our ability to adapt to changes in product pricing and other terms of purchase by suppliers of product;

•	the ability of customers and suppliers to meet financial commitments due to us;

•	changes in manufacturer preferences between direct sales and wholesale distribution;

•	changing trends in customer profiles and ordering patterns and our ability to meet customer demand for additional value-added services;

•	our ability to manage operating expenses and improve operational efficiencies in response to changing customer profiles;

•	our ability to meet performance targets specified by customer contracts under contractual commitments;

•	availability of and our ability to access special inventory buying opportunities;

•	the ability of business partners and financial institutions to perform their contractual responsibilities;

•	the effect of price volatility in the commodities markets, including fuel price fluctuations, on our operating costs and supplier product prices;

•	our ability to continue to obtain financing at reasonable rates and to manage financing costs and interest rate risk;

•	the risk that information systems are interrupted or damaged or fail for any extended period of time or that there is a data security breach;

•	the risk that a decline in business volume or profitability could result in an impairment of goodwill or other long-lived assets;

•	our ability to timely or adequately respond to technological advances in the medical supply industry;

•	the costs associated with and outcome of outstanding and any future litigation, including product and professional liability claims;

•	adverse changes in U.S. and foreign tax laws and the outcome of outstanding tax contingencies and legislative and tax proposals; and

•	other factors detailed from time to time in the reports we file with the SEC, including those described in “Item 1A. Risk Factors” of our Annual Report on Form 10-K for the year ended December 31, 2013.

We undertake no obligation to update or revise any forward-looking statements, except as required by applicable law.

PROSPECTUS SUMMARY

The following summary highlights certain significant aspects of our business and this offering, but you should read all the information contained or incorporated by reference in this prospectus supplement, the attached prospectus and any related free writing prospectus in making your investment decision. You should also read and consider the financial statements and related notes incorporated by reference herein, before making an investment decision.

Owens & Minor, Inc.

Owens & Minor, Inc. and subsidiaries, a Fortune 500 company headquartered in Richmond, Virginia is a leading healthcare logistics company that connects the world of medical products to the point of care. We provide vital supply chain assistance to the providers of healthcare services and the manufacturers of healthcare products, supplies and devices in the United States and Europe. We serve our customers with a service portfolio that covers procurement, inventory management, delivery and sourcing for the healthcare market. With fully developed networks in the United States and Europe, we are equipped to serve a customer base ranging from hospitals, integrated healthcare systems, group purchasing organizations, and the U.S. federal government, to manufacturers of life-science and medical devices and supplies, including pharmaceuticals in Europe.

We focus our operations on healthcare logistics services and provide our customers with a service portfolio that covers procurement, inventory management, delivery and sourcing for the healthcare market. Through organic growth and acquisitions over many years, we significantly expanded and strengthened our company, achieving national scale in the United States healthcare market. On August 31, 2012, we acquired the Movianto Group, an established European healthcare third-party logistics provider. As a result of the acquisition, we have entered into third-party logistics services for the pharmaceutical, biotechnology and medical device industries in the European market, leveraging an existing platform that also expands our ability to serve our United States-based manufacturer customers on an international level.

Founded in 1882, Owens & Minor was incorporated in 1926 in Richmond, Virginia. Our executive and administrative offices are located at 9120 Lockwood Boulevard, Mechanicsville, Virginia 23116. Our telephone number is (804) 723-7000. Our website is located at www.owens-minor.com. The information contained in, or that can be accessed through, our website is not part of this prospectus supplement or the attached prospectus.

Recent Developments

Acquisition of Medical Action Industries Inc.

On June 24, 2014, we entered into a definitive agreement to acquire Medical Action Industries Inc., or MAI, a leading producer of surgical kits and procedure trays. We refer to this transaction in this prospectus supplement as our proposed acquisition of MAI. The acquisition will enable an expansion of our capabilities in the assembly of kits, packs and trays for the healthcare market. Under terms of the definitive agreement, we will acquire all outstanding shares of MAI for $13.80 per share in cash, representing a total transaction value of approximately $208 million, including assumed debt, net of cash. Our proposed acquisition of MAI, which is expected to close in the fourth quarter of 2014, is subject to customary closing conditions, including approval by MAI shareholders. We have been notified that the Federal Trade Commission has granted early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 in connection with our proposed acquisition of MAI.

This offering is not conditioned on the completion of our proposed acquisition of MAI, and we cannot assure you that our proposed acquisition of MAI will be completed. We plan to use a portion of the net proceeds from this offering to fund our proposed acquisition of MAI as described under “Use of Proceeds.”

Amendment to Credit Agreement

Following the completion of this offering, we intend to amend our credit agreement that provides for our existing $350 million revolving credit facility and that is scheduled to terminate on June 5, 2017. Generally, the amendment will (1) increase the aggregate commitment from $350 million to $450 million, (2) reduce the applicable borrowing rates and fees payable under the revolving credit facility, (3) increase the accordion facility from $150 million to $200 million and (4) extend the term of the credit agreement for two years.

The Offering

Issuer	Owens & Minor, Inc.

Securities Offered	$275,000,000 in aggregate principal amount of 3.875% Senior Notes due 2021

$275,000,000 in aggregate principal amount of 4.375% Senior Notes due 2024

Maturity Dates	2021 notes: September 15, 2021

2024 notes: December 15, 2024

Interest and Payment Dates	2021 notes: 3.875% per annum, payable semi-annually on March 15 and September 15 of each year, commencing on March 15, 2015. Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months.

2024 notes: 4.375% per annum, payable semi-annually on June 15 and December 15 of each year, commencing on December 15, 2014. Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months.

Ranking	The notes will be our general senior unsecured obligations. Accordingly, they will rank:

•	equal in right of payment to all of our existing and future senior unsecured indebtedness;

•	effectively subordinate to all of our existing and future secured indebtedness, to the extent of the collateral securing such indebtedness;

•	effectively subordinate to all existing and future indebtedness and other liabilities of our non-guarantor subsidiaries (other than indebtedness and liabilities owed to us); and

•	senior in right of payment to all our existing and future subordinated indebtedness, if any.

See “Description of the Notes—Ranking.”

Subsidiary Guarantees	The notes initially will be jointly and severally guaranteed on a senior unsecured basis by all of our subsidiaries that have outstanding, incur or guarantee indebtedness under our revolving credit facility. As of the completion of this offering, the notes will be guaranteed by Owens & Minor Distribution, Inc. and Owens & Minor Medical, Inc. In the future, the guarantees may be released or terminated under certain circumstances. Each subsidiary guarantee will rank:

•	equal in right of payment to all existing and future senior unsecured indebtedness of the guarantor subsidiary;

•	effectively subordinate to all existing and future secured indebtedness of the guarantor subsidiary, to the extent of the collateral securing such indebtedness; and

•	senior in right of payment to all existing and future subordinated indebtedness of the guarantor subsidiary, if any.

Optional Redemption	The 2021 notes will be redeemable prior to maturity, in whole or in part, at our option at any time, at a redemption price equal to the greater of (1) 100% of the principal amount of the notes to be redeemed or (2) the sum of the present values of the remaining scheduled payments of principal and interest thereon (exclusive of interest accrued to the date of redemption) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined in “Description of Notes”) plus 25 basis points, plus, in each case, accrued and unpaid interest thereon to, but excluding, the date of redemption.

Prior to September 15, 2024 (the date that is three months prior to the scheduled maturity date of the 2024 notes), the 2024 notes will be redeemable, in whole or in part, at our option at any time, at a redemption price equal to the greater of (1) 100% of the principal amount of the notes to be redeemed or (2) the sum of the present values of the remaining scheduled payments of principal and interest thereon (exclusive of interest accrued to the date of redemption) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 30 basis points, plus, in each case, accrued and unpaid interest thereon to, but excluding, the date of redemption. On or after September 15, 2024 (the date that is three months prior to the scheduled maturity date of the 2024 notes), the 2024 notes will be redeemable, in whole or in part, at our option at any time, at a redemption price equal to par plus accrued and unpaid interest thereon to, but excluding, the redemption date. See “Description of the Notes—Optional Redemption.”

Repurchase at the Option of Holders upon a Change of Control Triggering Event	If a Change of Control Triggering Event (as defined in “Description of the Notes”) occurs, we will be required to make an offer to purchase the notes at a purchase price of 101% of the principal amount of the notes, plus accrued and unpaid interest, if any, to the date of repurchase. See “Description of the Notes—Repurchase Upon Change of Control.”

Covenants	The indenture governing the notes will contain covenants that, among other things, limit our ability and the ability of certain of our subsidiaries to:

•	incur liens;

•	enter into sale and leaseback transactions; and

•	consolidate with, sell, lease, convey or otherwise transfer all or substantially all of our assets, or merge with or into, any other person or entity.

These limitations will be subject to a number of important qualifications and exceptions. See “Description of Debt Securities—Restrictive Covenants” and “—Merger, Consolidation, Sale, Lease or Conveyance” in the attached prospectus.

Use of Proceeds	We estimate that the net proceeds from the sale of the notes in this offering will be approximately $542.7 million after deducting the underwriting discount and estimated offering expenses payable by us. We intend to use the net proceeds from this offering (1) to fund the cash consideration payable for our proposed acquisition of MAI, (2) to fund the redemption of all of our outstanding 6.35% senior notes due 2016, or our 2016 notes, and (3) for other general corporate purposes. Other general corporate purposes may include repayment of debt, additions to working capital, capital expenditures, investments in our subsidiaries, possible acquisitions and the repurchase, redemption or retirement of securities, including shares of our common stock. If we do not use the net proceeds immediately, we will temporarily invest them in short-term, interest-bearing investments. See “Use of Proceeds.”

The foregoing does not constitute a notice of redemption for or an obligation to issue a notice of redemption for our 2016 notes.

Form	The notes will be issued in book-entry form and will be represented by one or more global securities that will be deposited with and registered in the name of The Depository Trust Company, New York, New York, or its nominee. Beneficial interests in any of the notes will be shown on, and transfers will be effected only through, records maintained by The Depository Trust Company or its nominee and any such interest may not be exchanged for certificated securities, except in limited circumstances.

No Established Markets for the Notes	The notes of each series are a new issue of securities with no established trading markets. We do not intend to apply for listing of the notes of either series on any securities exchange or for inclusion of the notes of either series on any automated dealer quotation system.

Risk Factors	Investing in the notes involves risks. You should carefully consider the information contained or incorporated by reference in this prospectus supplement prior to investing in the notes. In particular, we urge you to consider carefully the factors set forth herein under “Risk Factors.”

Trustee, Paying Agent and Security Registrar	U.S. Bank National Association

Governing Law	State of New York

RISK FACTORS

An investment in the notes involves risks, including risks inherent in our business. You should carefully consider the following factors as well as other information contained and incorporated by reference in this prospectus supplement before deciding to invest in the notes, including the factors listed in “Item 1A Risk Factors” of our Annual Report on Form 10-K for the year ended December 31, 2013, which Form 10-K is incorporated by reference in this prospectus supplement.

Risks Related to the Notes

Our indebtedness could adversely affect our financial health and prevent us from fulfilling our obligations under the notes.

As of June 30, 2014, on a pro forma basis after giving effect to the completion of this offering and the application of the net proceeds therefrom to fund the redemption of all of our outstanding 2016 notes, we would have had total indebtedness of approximately $566.0 million, of which $547.7 million would have consisted of the outstanding notes and the balance would have consisted of approximately $18.3 million of other debt. Our company and our subsidiaries will be permitted to incur additional indebtedness in the future.

Our ability to make scheduled payments of principal of, or to pay the interest or liquidated damages, if any, on, or to refinance, our indebtedness (including the notes), or to fund planned capital expenditures, acquisitions and other strategic initiatives will depend on our future performance, which, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. Our management believes that cash flow from operations and available cash, together with available borrowings under our revolving credit facility, will be adequate to meet our future liquidity needs. We cannot assure you that our business will generate sufficient cash flow from operations or that future borrowings will be available under our revolving credit facility in an amount sufficient to enable us to service our indebtedness, including the notes, or to fund our other liquidity needs.

The indenture does not restrict the amount of additional debt that we may incur.

The notes and the indenture under which the notes will be issued do not place any limitation on the amount of unsecured debt that may be incurred by us. Our incurrence of additional debt may have important consequences for holders of the notes, including making it more difficult for us to satisfy our obligations with respect to the notes, a loss in the trading value of the notes, if any, and a risk that the credit rating of the notes is lowered or withdrawn.

Restrictive covenants in our revolving credit facility may adversely affect our business.

Our revolving credit facility contains financial and other restrictive covenants that will limit our ability to, among other things, borrow additional funds. Our failure to comply with such covenants, including financial ratio tests, could result in an event of default which, if not cured or waived, would prevent us from making additional borrowings under such facility and could result in our debt under such facility being accelerated, each of which could have a material adverse effect on us.

Under certain circumstances, the subsidiary guarantees will be released.

The notes will initially be guaranteed by Owens & Minor Distribution, Inc. and Owens & Minor Medical, Inc. The notes will thereafter be jointly and severally guaranteed on a senior unsecured basis by any additional subsidiaries that have outstanding, incur or guarantee indebtedness under our revolving credit facility. If a subsidiary does not have outstanding or guarantee indebtedness under our revolving credit facility, the guarantee of such subsidiary will be released. If all of the subsidiary guarantors are released from their guarantees of the notes, our subsidiaries will have no obligation to pay any amounts due on the notes or to provide us with funds for the payment of our obligations under the notes.

In the event of the release of any subsidiary guarantor’s guarantee, our right, as an equity holder of such subsidiary or subsidiaries, to receive any assets of such subsidiary or subsidiaries upon its or their liquidation or reorganization, and therefore the right of the holders of the notes to participate in those assets, will be effectively subordinated to the claims of that subsidiary’s creditors, including trade creditors, and to that subsidiary’s preferred shareholders, if any.

As of June 30, 2014, on a pro forma basis after giving effect to the completion of this offering, the total balance sheet liabilities of our subsidiaries would have been approximately $1.3 billion. The subsidiaries may have other liabilities, including contingent liabilities, that are significant.

An increase in our consolidated leverage ratio or a downgrading of the ratings on our debt could cause our debt service obligations to increase.

Borrowings under our revolving credit facility bear interest at floating rates. The rates are subject to adjustment based on the ratio of our consolidated total debt to our consolidated EBITDA over relevant periods and the ratings of our senior unsecured long-term debt by Standard & Poor’s Ratings Services and Moody’s Investors Services, Inc. An increase in the ratio of our consolidated total debt to our consolidated EBITDA over relevant periods or the downgrading of the ratings of our senior unsecured long-term debt by S&P and Moody’s could, and an increase in benchmark interest rates would, result in an increase of our interest expense on borrowings under our revolving credit facility. In addition, the downgrading of our ratings could materially increase the cost of any additional funding. Any downgrading of our ratings would also have an adverse effect on the trading prices for the notes.

Because a significant portion of our operations is conducted through our subsidiaries, our ability to service our debt is largely dependent on our receipt of distributions or other payments from our subsidiaries.

A significant portion of our operations is conducted through our subsidiaries. As a result, our ability to service our debt is largely dependent on the earnings of our subsidiaries and the payment of those earnings to us in the form of dividends, loans or advances and through repayment of loans or advances from us. Payments to us by our subsidiaries will be contingent upon our subsidiaries’ earnings and other business considerations and may be subject to statutory or contractual restrictions.

Your right to receive payments on the notes could be adversely affected if any of our non-guarantor subsidiaries declare bankruptcy, liquidate or reorganize.

Some but not all of our subsidiaries will guarantee the notes. In the event of a bankruptcy, liquidation or reorganization of any of the non-guarantor subsidiaries, holders of their indebtedness and their trade creditors will generally be entitled to payment of their claims from the assets of those subsidiaries before any assets are made available for distribution to us.

The notes will be effectively subordinated to all of our secured debt.

The notes will not be secured by any of our property or assets. Thus, by owning a debt security, holders of the notes offered by this prospectus will be our unsecured creditors. As of June 30, 2014, we had $18.3 million of capital leases. However, the indenture governing the notes will, subject to some limitations, permit us to incur secured indebtedness and the notes will be effectively subordinated to any secured indebtedness we may incur to the extent of the value of the collateral securing such indebtedness.

Federal and state statutes allow courts, under specific circumstances, to void guarantees and require noteholders to return payments received from guarantors.

Under applicable provisions of federal bankruptcy law or comparable provisions of state fraudulent transfer law, the subsidiary guarantees could be voided, or claims in respect of the subsidiary guarantees could be subordinated to the debts of that guarantor, if, among other things, any guarantor, at the time it incurred the obligation evidenced by its subsidiary guarantee:

•	received or receives less than reasonably equivalent value or fair consideration therefor; and

•	either:

•	was or is insolvent or rendered insolvent by reason of such occurrence;

•	was or is engaged in a business or transaction for which the assets remaining with such guarantor constituted unreasonably small capital; or

•	intended or intends to incur, or believed or believes that it would incur, debts beyond its ability to pay such debts as they mature.

In addition, the payment of amounts by a guarantor pursuant to a subsidiary guarantee could be voided and required to be returned to the person making such payment, or to a fund for the benefit of such guarantor, as the case may be.

The measures of insolvency for purposes of the foregoing considerations will vary depending upon the law applied in any proceeding with respect to the foregoing. Generally, however, a guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, were greater than the saleable value of all of its assets at a fair valuation;

•	the present fair saleable value of its assets were less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

To the extent a subsidiary guarantee is voided as a fraudulent conveyance or held unenforceable for any other reason, the holders of the notes would not have any claim against that subsidiary and would be creditors solely of us and any other subsidiary guarantors whose guarantees are not held unenforceable.

We may not have the ability to raise the funds necessary to finance the change of control offer required by the indenture and the notes.

If a Change of Control Triggering Event (as defined in “Description of the Notes”) occurs, we will be required under the indenture and the notes to offer to repurchase all outstanding notes at 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of repurchase. However, there can be no assurance that sufficient funds will be available at the time of any Change of Control Triggering Event to make any required repurchases of notes tendered or that restrictions in our revolving credit facility will allow us to make such required repurchases. Notwithstanding these provisions, we could enter into certain transactions, including certain recapitalizations, that would not constitute a Change of Control (as defined in “Description of the Notes”) but would increase the amount of debt outstanding at such time. Any future credit agreements or other agreements relating to other debt to which we become a party may contain restrictions and provisions and may also prohibit us from purchasing notes. In the event a Change of Control Triggering Event occurs at a time when we are prohibited from purchasing notes, we could seek the consent of our other lenders to the purchase of notes or could attempt to refinance the borrowings that contain such prohibition. If we do not obtain such consent or repay such borrowings, we will remain prohibited from purchasing notes. In such case, our failure to purchase tendered notes would constitute an event of default under the indenture, which could, in turn, constitute a default under other debt, including any secured debt. See “Description of the Notes—Repurchase Upon Change of Control.”

An active trading market for each series of notes may not develop, which could make it more difficult for holders of the notes to sell their notes or result in a lower price at which holders would be able to sell their notes or both.

The notes of each series are a new issue of securities with no established trading markets. We do not intend to apply for listing of the notes of either series on any securities exchange or for inclusion of the notes of either series on any automated dealer quotation system. There can be no assurance as to the liquidity of any markets that may develop for the notes, the ability of the holders of the notes to sell their notes or the price at which such holders would be able to sell their notes. If such markets were to exist, the notes could trade at prices that may be lower than the initial market values of the notes depending on many factors, including prevailing interest rates and our business performance. Certain of the underwriters have advised us that they currently intend to make a market in the notes after the consummation of this offering, as permitted by applicable laws and regulations. However, none of the underwriters are obligated to do so, and any market making with respect to the notes may be discontinued at any time without notice. See “Underwriting.”

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratios of consolidated earnings to fixed charges for the periods indicated:

	Six Months Ended		Year Ended December 31,
	June 30, 2014 (pro forma)(1)	June 30, 2014	2013 (pro forma)(1)	2013	2012	2011	2010	2009
Ratios of earnings to fixed charges	3.7x	4.9x	4.3x	5.7x	6.3x	6.8x	6.5x	7.0x

(1)	As adjusted on a pro forma basis to give effect to the offering and sale of the notes in this offering and the use of the net proceeds to fund the redemption of all of our outstanding 2016 notes, as if such events had occurred on January 1, 2013. For purposes of the pro forma ratio for the year ended December 31, 2013, income from continuing operations before income taxes excludes approximately $15 million in estimated charges associated with the redemption of the 2016 notes.

For purposes of computing the ratios of earnings to fixed charges, “earnings” consist of income from continuing operations before income taxes and fixed charges. “Fixed charges” consist of interest expense, amortization of debt issuance costs and one-third of rental expense (the portion considered representative of the interest factor). This information should be read in conjunction with our historical consolidated financial statements and the related notes incorporated by reference in this prospectus supplement and the attached prospectus.

USE OF PROCEEDS

We estimate that the net proceeds from the sale of the notes in this offering will be approximately $542.7 million after deducting the underwriting discount and estimated offering expenses payable by us. We intend to use the net proceeds from this offering (1) to fund the cash consideration payable for our proposed acquisition of MAI, (2) to fund the redemption of all of our outstanding 2016 notes and (3) for other general corporate purposes. Other general corporate purposes may include repayment of debt, additions to working capital, capital expenditures, investments in our subsidiaries, possible acquisitions and the repurchase, redemption or retirement of securities, including shares of our common stock. If we do not use the net proceeds immediately, we will temporarily invest them in short-term, interest-bearing investments.

The foregoing does not constitute a notice of redemption for or an obligation to issue a notice of redemption for our 2016 notes.

CAPITALIZATION

The table below shows our cash and cash equivalents and capitalization as of June 30, 2014:

•	on an actual basis; and

•	on an as adjusted basis to give effect to the completion of this offering and the application of a portion of the net proceeds therefrom to fund the redemption of all of our outstanding 2016 notes.

You should read the information in this table in conjunction with “Management’s Discussions and Analysis of Financial Condition and Results of Operations” and our historical consolidated financial statements and the related notes incorporated by reference in this prospectus supplement and the attached prospectus.

	June 30, 2014
	Actual	As Adjusted(1)
	(unaudited)
(in thousands)
Cash and cash equivalents	$92,027	$416,754

Debt (including current maturities):
Revolving credit facility(2)	$—	$—
2016 notes(3)	203,165	—
2021 notes offered hereby(4)	—	273,961
2024 notes offered hereby(5)	—	273,732
Other	18,331	18,331

Total debt	221,496	566,024
Shareholders’ equity:
Common stock	126,133	126,133
Paid-in capital	199,019	199,019
Retained earnings	696,543	687,536
Accumulated other comprehensive income	9,690	9,604

Total shareholders’ equity	1,031,385	1,022,292

Total capitalization	$1,252,881	$1,588,316

(1)	We intend to use the net proceeds from the issuance of the notes (a) to fund the cash consideration payable for our proposed acquisition of MAI, (b) to fund the redemption of all of our outstanding 2016 notes and (c) for other general corporate purposes. The as adjusted column does not give effect to the completion of our proposed acquisition of MAI. This offering is not contingent on the completion of our proposed acquisition of MAI.
(2)	As of June 30, 2014, we had no borrowings and letters of credit of approximately $5.0 million outstanding under our revolving credit facility, leaving approximately $345.0 million of borrowing availability. Following the completion of this offering, we intend to amend our credit agreement to, among other things, (a) increase the aggregate commitment from $350 million to $450 million, (b) reduce the applicable borrowing rates and fees payable under the revolving credit facility, (c) increase the accordion facility from $150 million to $200 million and (d) extend the term of the credit agreement for two years. See “Prospectus Summary—Recent Developments—Amendment to Credit Agreement.”
(3)	Includes a fair value adjustment of $3.2 million in accordance with the provisions of Accounting Standards Codification 815, “Derivatives and Hedging.”
(4)	Reflects $275.0 million of 2021 notes net of unamortized discount of $1.3 million.
(5)	Reflects $275.0 million of 2024 notes net of unamortized discount of $1.0 million.

DESCRIPTION OF THE NOTES

The following description of the particular terms of the notes, which we refer to as the “notes,” supplements the description of the general terms and provisions of the debt securities set forth under “Description of Debt Securities” in the attached prospectus. The attached prospectus contains a detailed summary of additional provisions of the notes and of the indenture, to be dated as of September 16, 2014, among the Company, the guarantors and U.S. Bank National Association, as trustee, under which the notes will be issued. The following description supersedes the description of the debt securities in the attached prospectus, to the extent of any inconsistency. Terms used in this prospectus supplement that are otherwise not defined will have the meanings given to them in the attached prospectus. In this “Description of the Notes” section, references to “the Company,” “we,” “our,” or “us” refer only to Owens & Minor, Inc. and not its subsidiaries.

The following description is only a summary of the material provisions of the notes and the indenture. The following summary does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the indenture. You should read the notes and the indenture in their entirety because they, and not this description, define your rights as holders of the notes.

General

The notes will not be secured by any of our property or assets. Thus, by owning a note, you are one of our unsecured creditors. The notes will constitute part of our senior debt and will rank equally with all of our other unsecured and unsubordinated debt.

We may from time to time without notice to, or the consent of, the holders of the notes, create and issue additional notes under the indenture, equal in rank to the notes in all respects (except the public offering price, issuance date and, if applicable, the initial interest payment date) so that the new notes may be consolidated and form a single series with the notes and have the same terms as to status, redemption and otherwise as the notes issued under this prospectus supplement and the attached prospectus; provided that if the additional notes are not fungible with the notes offered by this prospectus supplement and the attached prospectus for United States federal income tax purposes, the additional notes will have a separate CUSIP number.

The notes will be issued in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months.

If any date on which interest, principal or premium is payable on the notes is not a business day, then payment of such amounts payable on such date will be made on the next succeeding day that is a business day (and without any interest or other payment in respect of any such delay) with the same force and effect as if made on such interest payment date or maturity date, as the case may be.

Certain Terms of the 3.875% Notes due 2021

The 2021 notes are a series of debt securities described in the attached prospectus, will be senior debt securities, initially issued in the aggregate principal amount of $275,000,000, and will mature on September 15, 2021.

The 2021 notes will bear interest at the rate of 3.875% per annum from September 16, 2014 payable semi-annually in arrears on March 15 and September 15 of each year, commencing March 15, 2015, to the persons in whose names the notes are registered at the close of business on the preceding March 1 or September 1, respectively, each a record date, as the case may be.

Certain Terms of the 4.375% Notes due 2024

The 2024 notes are a series of debt securities described in the attached prospectus, will be senior debt securities, initially issued in the aggregate principal amount of $275,000,000, and will mature on December 15, 2024.

The 2024 notes will bear interest at the rate of 4.375% per annum from September 16, 2014 payable semi-annually in arrears on June 15 and December 15 of each year, commencing December 15, 2014, to the persons in whose names the notes are registered at the close of business on the preceding June 1 or December 1, respectively, each a record date, as the case may be.

Ranking

The notes will be our general senior unsecured obligations. Accordingly, they will rank:

•	equal in right of payment to all of our existing and future senior unsecured indebtedness;

•	effectively subordinate to all of our existing and future secured indebtedness, to the extent of the collateral securing such indebtedness;

•	effectively subordinate to all existing and future indebtedness and other liabilities of our non-guarantor subsidiaries (other than indebtedness and liabilities owed to us); and

•	senior in right of payment to all our existing and future subordinated indebtedness, if any.

Subsidiary Guarantees

The notes will be guaranteed by each of our current and future domestic subsidiaries that have outstanding, incur or guarantee Specified Indebtedness. The notes will initially be guaranteed by Owens & Minor Distribution, Inc. and Owens & Minor Medical, Inc. These subsidiary guarantees will be joint and several obligations of the guarantors. The obligations of each guarantor under its subsidiary guarantee will be limited as necessary to prevent that subsidiary guarantee from constituting a fraudulent conveyance under applicable law. See “Risk Factors—Federal and state statutes allow courts, under specific circumstances, to void guarantees and require noteholders to return payments received from guarantors.”

A guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such guarantor is the surviving person), another Person, other than us or another guarantor, unless immediately after giving effect to that transaction, no default or event of default exists and the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger unconditionally assumes all the obligations of that guarantor under the indenture (including its subsidiary guarantee) pursuant to agreements reasonably satisfactory to the trustee. The subsidiary guarantee of a guarantor will be released:

•	at such time as such guarantor ceases to have outstanding or guarantee any Specified Indebtedness; or

•	upon the Company’s exercise of its legal defeasance option or its covenant defeasance option or the Company’s obligations under the indenture being discharged in accordance with the terms of the indenture.

Payments on the Notes

We will pay interest to you if you are a holder listed in the trustee’s records at the close of business on the regular record date, even if you no longer own the note on the interest payment date. Holders buying and selling notes must work out between them how to compensate for the fact that we will pay all the interest for an interest period to the one who is the registered holder on the regular record date. The most common manner is to adjust the sales price of the notes to pro rate interest fairly between buyer and seller. This pro rated interest amount is called accrued interest.

Payments of the principal and premium in respect of notes, if any, that are not global securities will be made upon the surrender of notes at the office or agency of the Company maintained for that purpose in the City of New York designated from time to time by the trustee. We may also arrange for additional paying agents, and may change paying agents. We may also choose to act as our own paying agent. We must notify the trustee of changes in the paying agents. Payments of interest will be made by check mailed to holders at their addresses set forth in the security register; provided, however, that payments of interest will be made by wire transfer if a holder of at least $1.0 million in principal amount of notes has given wire transfer instructions to the trustee at least five business days prior to the applicable interest payment date. All payments of notes that are represented by global securities will be made by the transfer of immediately available funds to the nominee of the depositary for the notes. All money paid by us to a paying agent that remains unclaimed at the end of two years after the amount is due to holders will be repaid to us. After that two-year period, you may look only to us for payment and not to the trustee, any other paying agent or anyone else.

Trustee, Paying Agent and Security Registrar

U.S. Bank National Association, as trustee under the indenture, will also be the paying agent and security registrar with respect to the notes.

Optional Redemption

We may redeem the 2021 notes in whole or in part, at our option at any time, at a redemption price equal to the greater of (1) 100% of the principal amount of such 2021 notes to be redeemed or (2) the sum of the present values of the remaining scheduled payments of principal and interest thereon (exclusive of interest accrued to the applicable date of redemption) discounted to the applicable redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 25 basis points, plus, in each case, accrued and unpaid interest thereon to, but excluding, the applicable date of redemption.

Prior to September 15, 2024 (the date that is three months prior to the scheduled maturity date of the 2024 notes), we may redeem the 2024 notes in whole or in part, at our option at any time, at a redemption price equal to the greater of (1) 100% of the principal amount of such 2024 notes to be redeemed or (2) the sum of the present values of the remaining scheduled payments of principal and interest thereon (exclusive of interest accrued to the applicable date of redemption) discounted to the applicable redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 30 basis points, plus, in each case, accrued and unpaid interest thereon to, but excluding, the applicable date of redemption.

On and after September 15, 2024 (the date that is three months prior to the scheduled maturity date of the 2024 notes), we may redeem the 2024 notes in whole or in part, at our option at any time, at a redemption price equal to 100% of the principal amount of the 2024 notes to be redeemed, plus accrued and unpaid interest thereon to, but excluding, the applicable date of redemption.

Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of applicable series of notes to be redeemed and will set forth the formula for, and the calculation of, the redemption price of the notes.

Unless we default in payment of the redemption price, on and after the redemption date interest will cease to accrue on the applicable series of notes or portions thereof called for redemption.

Repurchase Upon Change of Control

If a Change of Control Triggering Event occurs, unless we have previously exercised our optional redemption right described under “—Optional Redemption” above, we will be required to make an offer to you to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of your notes pursuant to the offer described below (the “Change of Control Offer”) on the terms set forth in the indenture and the notes. In the Change of Control Offer, we will offer payment in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest, if any, on the notes repurchased, to, but excluding, the date of purchase (the “Change of Control Payment”). Within 30 days following any Change of Control

Triggering Event, we will mail a notice to you describing the transaction or transactions that constitute the Change of Control Triggering Event and offering to repurchase the notes on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”), pursuant to the procedures required by the indenture and the notes and described in such notice. We will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the indenture and the notes, we will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the indenture and the notes by virtue of such conflict.

On the Change of Control Payment Date, we will, to the extent lawful:

(1) accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

(2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

(3) deliver or cause to be delivered to the trustee the notes properly accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being purchased by the Company.

The paying agent will promptly mail to each holder of notes properly tendered the Change of Control Payment for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in the principal amount to any unpurchased portion of the notes surrendered, if any; provided that each new note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.

Except as described above with respect to a Change of Control Triggering Event, neither the indenture nor the notes contain provisions that permit you to require that we repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

We will not be required to make a Change of Control Offer upon a Change of Control Triggering Event if a third party (1) makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture and the notes applicable to a Change of Control Offer made by us and (2) purchases all notes properly tendered and not withdrawn under the Change of Control Offer.

To the extent that we are required to offer to repurchase the notes upon the occurrence of a Change of Control Triggering Event, we may not have sufficient funds to repurchase the notes in cash at such time. In addition, our ability to repurchase the notes for cash may be limited by law or the terms of other agreements relating to our indebtedness outstanding at the time. In the event a Change of Control Triggering Event occurs at a time when we are prohibited from purchasing notes under the terms of other agreements relating to our indebtedness outstanding at the time, we could seek the consent of our other lenders to the purchase of notes or could attempt to refinance the borrowings that contain such prohibition. If we do not obtain such consent or repay such borrowings, we will remain prohibited from purchasing notes. In such case, our failure to purchase tendered notes would constitute an event of default under the indenture which could, in turn, constitute a default under other debt, including secured debt.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of the Company and our Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under New York law, which governs the indenture. Accordingly, your ability to require us to repurchase your notes as a result of a sale, lease, transfer, conveyance, or other disposition of less than all of the assets of us and our Subsidiaries taken as a whole to another Person or group may be uncertain.

Sinking Fund

There is no provision for a sinking fund applicable to the notes.

Events of Default

You will have special rights if an event of default occurs with respect to the notes and such event of default is not cured, as described under “Description of Debt Securities—Default and Related Matters” in the attached prospectus.

Defeasance

In some circumstances, we may elect to discharge our obligations on the notes through legal defeasance or covenant defeasance. See “Description of Debt Securities—Defeasance” in the attached prospectus for more information about how we may do this.

Governing Law

The indenture and the notes are governed by, and construed in accordance with, the laws of the State of New York.

Book-Entry System

The notes initially will be represented by one or more registered global securities (the “Registered Global Security”) registered in the name of Cede & Co. (the nominee of The Depository Trust Company (the “Depository”)), or such other name as may be requested by an authorized representative of the Depository. Accordingly, beneficial interests in the notes will be shown on, and transfers of the notes will be effected only through, records maintained by the Depository and its participants, including Clearstream Banking, société anonyme (“Clearstream”) and Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”). Euroclear and Clearstream will hold interests, in each case, on behalf of their participants through customers’ securities accounts in the names of Euroclear and Clearstream on the books of their respective depositaries, which in turn will hold such interests in customers’ securities accounts in the depositaries’ names on the Depository’s books. Except as described below, owners of beneficial interests in the Registered Global Security representing the notes will not be entitled to receive notes in definitive form and will not be considered holders of notes under the indenture.

The Depository has advised the Company and the underwriters as follows: The Depository Trust Company is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. The Depository holds securities that its participants (“Direct Participants”) deposit with the Depository. The Depository also facilitates the settlement among Direct Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Direct Participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers (including certain of the underwriters), banks, trust companies, clearing corporations and certain other organizations. The Depository is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the NYSE MKT LLC and the Financial Industry Regulatory Authority, Inc. Access to the Depository’s book-entry system is also available to others, such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”). The rules applicable to the Depository and its Direct and Indirect Participants are on file with the SEC.

Purchases of notes under the Depository’s system must be made by or through Direct Participants, which will receive a credit for such notes on the Depository’s records. The ownership interest of each actual purchaser of notes represented by the Registered Global Security (“Beneficial Owner”) is in turn to be recorded on the Direct and Indirect Participants’ records. Beneficial Owners will not receive written confirmation from the Depository of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participants through which such Beneficial Owners entered into the transaction. Transfers of ownership interests in the Registered Global Security representing notes are to be accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive notes in definitive form, except in the event that use of the book-entry system for such notes is discontinued or upon the occurrence of certain other events described in the prospectus.

To facilitate subsequent transfers, the Registered Global Security representing notes that are deposited by Direct Participants is registered in the name of the Depository’s partnership nominee, Cede & Co. or such other name as may be requested by an authorized representative of the Depository. The deposit of the Registered Global Security with the Depository and its registration in the name of Cede & Co. or such other nominee do not affect any change in beneficial ownership. The Depository has no knowledge of the actual Beneficial Owners of the Registered Global Security representing the notes; the Depository’s records reflect only the identity of the Direct Participants to whose accounts such notes are credited, which may or may not be the Beneficial Owners. The Direct or Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by the Depository to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Neither the Depository nor Cede & Co. (or any other Depository nominee) will consent or vote with respect to the Registered Global Security representing the notes. Under its usual procedures, the Depository mails an omnibus proxy to the Company as soon as possible after the applicable record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants to whose accounts the notes are credited on the applicable record date (identified in a listing attached to the omnibus proxy).

Principal, premium, if any, and interest payments on the Registered Global Security representing the notes will be made to Cede & Co., or such nominee as may be requested by an authorized representative of the Depository. The Depository’s practice is to credit Direct Participants’ accounts upon the Depository’s receipt of funds and corresponding detail information from the Company or the trustee on the payment date in accordance with their respective holdings shown on the Depository’s records. Payments by Direct and Indirect Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name”, and will be the responsibility of those Direct and Indirect Participants and not of the Depository, the trustee or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, premium, if any, and interest to Cede & Co. (or such other nominee) is the responsibility of the Company or the trustee, disbursement of those payments to Direct Participants is the responsibility of the Depository, and disbursement of those payments to the Beneficial Owners is the responsibility of the Direct and Indirect Participants. Neither the Company nor the trustee will have any responsibility or liability for the disbursements of payments in respect of ownership interests in the notes by the Depository or the Direct or Indirect Participants

or for maintaining or reviewing any records of the Depository or the Direct or Indirect Participants relating to ownership interests in the notes or the disbursement of payments in respect of the notes.

The Depository may discontinue providing its services as securities depository with respect to the notes at any time by giving reasonable notice to the Company or the trustee. Under such circumstances, and in the event that a successor securities depository is not obtained, notes in definitive form are required to be printed and delivered to each holder.

We may decide to discontinue use of the system of book-entry transfers through the Depository (or a successor securities depository). In that event, notes in definitive form will be printed and delivered.

Payments, deliveries, transfers, exchanges, notices and other matters relating to the notes made through Euroclear or Clearstream must comply with the rules and procedures of those systems. Those systems could change their rules and procedures at any time. We have no control over those systems or their participants and we take no responsibility for their activities. Transactions between participants in Euroclear or Clearstream, on the one hand, and other participants in the Depository, on the other hand, would also be subject to the rules and procedures of the Depository.

Investors will be able to make and receive through Euroclear and Clearstream payments, deliveries, transfers, exchanges, notices and other transactions involving any securities held through those systems only on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.

In addition, because of time-zone differences, U.S. investors who hold their interests in the notes through these systems and wish to transfer their interests, or to receive or make a payment or delivery or exercise any other right with respect to their interests, on a particular day may find that the transaction will not be effected until the next business day in Luxembourg or Brussels, as applicable. Thus, investors who wish to exercise rights that expire on a particular day may need to act before the expiration date. In addition, investors who hold their interests through both the Depository and Euroclear or Clearstream may need to make special arrangements to finance any purchases or sales of their interests between the U.S. and European clearing systems, and those transactions may settle later than transactions within one clearing system.

Certain Definitions

Set forth below are certain defined terms used in this section.

“Below Investment Grade Rating Event” means the notes are rated below an Investment Grade Rating by each of the Rating Agencies on any date from the date of the public notice of an arrangement that could result in a Change of Control until the end of the 60-day period following public notice of the occurrence of the Change of Control (which 60-day period shall be extended so long as the rating of the notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies).

“Change of Control” means the occurrence of any of the following:

(1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of us and our subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than us or one of our Subsidiaries;

(2) the adoption of a plan relating to the liquidation or dissolution of the Company (other than in a transaction that complies with the covenant described in the attached prospectus under “Description of Debt Securities—Merger, Consolidation, Sale, Lease or Conveyance”);

(3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as defined above), becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of our Voting Stock, measured by voting power rather than number of shares;

(4) the first day on which a majority of the members of our board of directors are not Continuing Directors; or

(5) the Company consolidates with, or merges with or into, any person (as defined above), or any person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Company or such other person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of the Voting Stock of the Company outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving person immediately after giving effect to such transaction.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.

“Comparable Treasury Issue” means the United States Treasury security or securities selected by an Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a comparable maturity to the remaining term of such notes.

“Comparable Treasury Price” means, with respect to any redemption date, (1) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (2) if the trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the Company who:

(1) was a member of such Board of Directors on the date the notes were issued; or

(2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election (either by specific vote or by approval of the Company’s proxy statement in which such member was named a nominee for election or a director, without objection to such nomination).

“Fitch” means Fitch Ratings, Inc., a subsidiary of Hearst Corporation and Fimalac S.A., and its successors.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by the trustee after consultation with the Company.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P and by Fitch.

“Moodys” means Moody’s Investors Services, Inc., a subsidiary of Moody’s Corporation, and its successors.

“Rating Agency” means each of S&P, Moody’s and Fitch, or if S&P, Moody’s or Fitch or all three shall not make a rating on the notes publicly available, a “nationally recognized statistical rating organization” (within the meaning of Section 3(a)(62) of the Exchange Act) selected by us (as certified by a resolution of our Board of Directors) which shall be substituted for S&P, Moody’s or Fitch, or all three, as the case may be.

“Reference Treasury Dealer” means each of (1) J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and a Primary Treasury Dealer (as defined herein) selected by Wells Fargo Securities, LLC or their respective affiliates which are primary U.S. Government securities dealers in the United States (a “Primary Treasury Dealer”), and their respective successors and (2) one other Primary Treasury Dealer; provided, however, that if any of the foregoing or their affiliates shall cease to be a Primary Treasury Dealer, the Company shall substitute therefor another Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by such Reference Treasury Dealer at 3:30 p.m. New York time on the third business day preceding such redemption date.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

“Treasury Rate” means, with respect to any redemption date, the rate per year equal to the semiannual equivalent yield to maturity or interpolated (on a day count basis) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote generally in the election of the board of directors of such Person.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following general discussion summarizes material U.S. federal income and, for certain foreign persons, estate tax aspects of the purchase, ownership and disposition of the notes. This discussion is a summary for general information only and does not consider all aspects of U.S. federal income tax that may be relevant to the purchase, ownership and disposition of the notes. This discussion also does not address the U.S. federal income tax consequences of the ownership of notes not held as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended, which we refer to as the Code, or the U.S. federal income tax consequences to investors subject to special treatment under the U.S. federal income tax laws, such as:

•	dealers in securities or foreign currency;

•	tax-exempt entities;

•	banks;

•	thrifts;

•	regulated investment companies;

•	real estate investment trusts;

•	traders in securities that have elected the mark-to-market method of accounting for their securities;

•	controlled foreign corporations;

•	passive foreign investment companies;

•	insurance companies;

•	persons that hold the notes as part of a “straddle,” a “hedge” or a “conversion transaction”;

•	persons liable for alternative minimum tax;

•	expatriates;

•	persons that have a “functional currency” other than the U.S. dollar; and

•	pass-through entities (e.g., partnerships) or investors who hold the notes through pass-through entities.

In addition, this discussion is limited to the U.S. federal income tax consequences to initial holders that purchase the notes for cash, at their original issue price, pursuant to the offering. It does not describe any tax consequences arising out of the tax laws of any state, local or foreign jurisdiction.

If a partnership, including any entity that is treated as a partnership for U.S. federal income tax purposes, is a beneficial owner of the notes, the treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. If you are a partner in or owner of a partnership that is considering purchasing the notes, you should consult with your tax advisor.

This discussion is based upon the Code, regulations of the Treasury Department, Internal Revenue Service, which we refer to as the IRS, rulings and pronouncements and judicial decisions now in effect, all of which are subject to change (possibly on a retroactive basis). We have not and will not seek any rulings or opinions from the IRS regarding the matters discussed below. There can be no assurance that the IRS will not take positions concerning the tax consequences of the purchase, ownership or disposition of the notes which are different from those discussed below.

If you are considering buying notes, we urge you to consult your tax advisor about the particular federal, state, local and foreign tax consequences of the purchase, ownership and disposition of the notes, and the application of the U.S. federal income tax laws to your particular situation.

U.S. Holders

A “U.S. holder” is a beneficial owner of notes that, for U.S. federal income tax purposes, is:

•	an individual citizen or resident of the United States;

•	a corporation or other entity taxable as a corporation created or organized under the laws of the United States, any of its states or the District of Columbia;

•	an estate if its income is subject to U.S. federal income taxation regardless of its sources; or

•	a trust if a U.S. court is able to exercise primary supervision over administration of the trust and one or more U.S. persons have authority to control all substantial decisions of the trust, or if the trust existed on April 20, 1996 and has validly elected to continue to be treated as a domestic trust.

Taxation of Interest

Interest on the notes is generally taxable to you as ordinary income:

•	when it accrues, if you use the accrual method of accounting for U.S. federal income tax purposes; or

•	when you receive it, if you use the cash method of accounting for U.S. federal income tax purposes.

In general, if the terms of a debt instrument entitle a holder to receive payments other than fixed periodic interest that exceeds the issue price of the instrument, such excess is treated under the Code as “original issue discount.” The holder may be required to recognize any such original issue discount as additional interest over the term of the instrument if the original issue discount is not de minimis. The notes will not be issued with more than a de minimis amount of original issue discount.

Sale or Other Disposition of Notes

You generally must recognize taxable gain or loss on the sale, exchange, redemption, retirement or other disposition of a note. The amount of your gain or loss equals the difference between the amount you receive for the note (to the extent such amount does not represent accrued but unpaid interest, which will be treated as such), minus your adjusted tax basis in the note. Your initial tax basis in a note generally is the price you paid for the note. Any such gain or loss on a taxable disposition of a note as described above will generally constitute capital gain or loss and will be long-term capital gain or loss if you hold such note for more than one year. The deductibility of capital losses is subject to limitations.

Medicare 3.8% Net Investment Income Tax.

Certain individuals, trusts and estates whose income exceeds certain thresholds are subject to a 3.8% Medicare tax on some or all of their “net investment income,” which generally will include interest and original issue discount (if any) realized with respect to the notes, and any net gain recognized upon a sale or other disposition of a note. Prospective investors should consult their tax advisors regarding the applicability of this tax in respect of their ownership of notes.

U.S. Holders Holding Through Foreign Accounts or Intermediaries

U.S. holders holding their notes through foreign accounts or intermediaries should refer to “—Non-U.S. Holders—FATCA Withholding” below.

Non-U.S. Holders

A non-U.S. holder is a beneficial owner of notes that is for U.S. federal income tax purposes an individual, corporation, estate or trust and is not a U.S. holder.

Payments on the Notes

Subject to the discussion below of backup withholding and FATCA (as defined below), payments of interest on a note to any non-U.S. holder will generally not be subject to U.S. federal income or withholding tax, provided that:

•	the holder is not:

•	an actual or constructive owner of 10% or more of the total voting power of all our voting stock;

•	a controlled foreign corporation related (directly or indirectly) to us through stock ownership; or

•	engaged in the conduct of a trade or business within the United States with which such interest payments on the notes are effectively connected; and

•	we or our paying agent receives:

•	from the non-U.S. holder, a properly completed Form W-8BEN or Form W-8 BEN-E (or substitute Form W-8BEN, Form W-8 BEN-E or the appropriate successor form) under penalties of perjury, which provides the non-U.S. holder’s name and address and certifies that the non-U.S. holder of the note is a non-U.S. holder; or

•	from a security clearing organization, bank or other financial institution that holds the notes in the ordinary course of its trade or business (a “financial institution”) on behalf of the non-U.S. holder, certification under penalties of perjury that such a Form W-8BEN or Form W-8 BEN-E (or substitute Form W-8BEN, Form W-8 BEN-E or the appropriate successor form) has been received by it, or by another such financial institution, from the non-U.S. holder, and a copy of the Form W-8BEN or Form W-8BEN-E (or substitute Form W-8BEN, Form W-8 BEN-E or the appropriate successor form) is furnished to the payor.

Special rules may apply to holders who hold notes through “qualified intermediaries” within the meaning of U.S. federal income tax laws.

If interest on a note is effectively connected with the conduct by a non-U.S. holder of a trade or business in the United States and, if the non-U.S. holder is entitled to the benefits under an applicable tax treaty, is attributable to a permanent establishment or a fixed base in the United States, then such income generally will be subject to U.S. federal income tax on a net basis at the rates applicable to U.S. persons generally (and, if realized by corporate holders, may also be subject to a 30% branch profits tax or such lower rate as may be available pursuant to an applicable income tax treaty). If interest is subject to U.S. federal income tax on a net basis in accordance with the rules described in the preceding sentence, payments of such interest will not be subject to U.S. withholding tax so long as the holder provides us or the paying agent with a properly completed Form W-8ECI.

A non-U.S. holder that does not qualify for exemption from withholding under the preceding paragraphs generally will be subject to withholding of U.S. federal income tax at the rate of 30% (or lower applicable treaty rate) on payments of interest on the notes.

Non-U.S. holders should consult their tax advisors about any applicable income tax treaties, which may provide for an exemption from or a lower rate of withholding tax, exemption from or reduction of branch profits tax, or other rules different from those described above.

Sale or Other Disposition of Notes

Subject to the discussion below of backup withholding and FATCA, any gain realized by a non-U.S. holder on the sale, exchange, redemption, retirement or other disposition of a note generally will not be subject to U.S. federal income tax, unless:

•	such gain is income or gain that is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States and, if the non-U.S. holder is entitled to the benefits under an applicable tax treaty, is attributable to a permanent establishment or a fixed base in the United States; or

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are satisfied.

If the first bullet point applies, the non-U.S holder generally will be subject to U.S. federal income tax with respect to such gain in the same manner as U.S. holders, as described above, unless an applicable income tax treaty provides otherwise. In addition, if such non-U.S holder is a corporation, such non-U.S. holder may also be subject to the branch profits tax described above. If the second bullet point applies, the non-U.S holder generally will be subject to U.S. federal income tax at a rate of 30% (or at a reduced rate under an applicable income tax treaty) on the amount by which capital gains from U.S. sources (including gains from the sale, exchange, redemption, retirement or other disposition of the notes) exceed capital losses allocable to U.S. sources.

FATCA Withholding

The Foreign Account Tax Compliance provisions of the United States Hiring Incentives to Restore Employment Act, or FATCA, impose a withholding tax of 30% on payments of interest on, and, beginning January 1, 2017, the gross proceeds from a disposition of, the notes paid to certain foreign entities unless various information reporting requirements are satisfied.

The applicable Treasury Regulations provide that FATCA withholding on payments made to foreign financial institutions applies to interest payments and will apply with respect to gross proceeds beginning on January 1, 2017, in each case if such foreign entities do not satisfy certain disclosure requirements related to U.S. accounts held through such entities, and in certain circumstances if such foreign entities do not enter into agreements with the IRS and take other required actions. A withholding tax of 30% also generally applies in the same manner to payments made to a non-financial foreign entity unless such entity provides the withholding agent with certification that such entity does not have any substantial U.S. owners or with identification of the direct and indirect substantial U.S. owners of the entity. The application of the preceding may be modified by an applicable intergovernmental agreement entered into by the United States and a foreign government. Holders are encouraged to consult with their own tax advisors regarding FATCA and the Treasury regulations as they apply to an investment in the notes.

Any withholding required will be treated as a payment of cash to the holder of the notes with respect to whom the withholding was made. We will not make any additional payments to holders in respect of any such withholding.

U.S. Federal Estate Tax

A note held or treated as held by an individual who is a non-U.S. holder at the time of his or her death will not be subject to U.S. federal estate tax provided that (1) the individual does not actually or constructively own 10% or more of the total voting power of all our voting stock and (2) interest on the note, if received by the non-U.S. holder at death, would not have been effectively connected with the conduct by such non-U.S. holder of a trade or business within the United States.

Information Reporting and Backup Withholding

Payments of principal and interest made by us on, or the proceeds of the sale or other disposition of, the notes may be subject to information reporting. In addition, if you are a U.S. holder, such payments generally will be subject to U.S. federal backup withholding unless you supply a taxpayer identification number, certified under penalties of perjury, as well as certain other information or otherwise establish an exemption from backup withholding. If you are a non-U.S. holder, you may be required to comply with certification procedures to establish that you are not a U.S. person in order to avoid backup withholding with respect to our payments on, or the proceeds from the disposition of, notes. The backup withholding rate is currently 28%. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be allowable as a refund or a credit against the holder’s U.S. federal income tax liability, provided required information is furnished to the IRS.

UNDERWRITING

Subject to the terms and conditions in the underwriting agreement between us and the underwriters, for whom J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wells Fargo Securities, LLC are acting as representatives, we have agreed to sell to each underwriter, and each underwriter has severally agreed to purchase from us, the principal amount of notes that appears opposite its name in the table below:

Name	Principal Amount of 2021 Notes	Principal Amount of 2024 Notes
J.P. Morgan Securities LLC	$69,575,000	$69,575,000
Merrill Lynch, Pierce, Fenner & Smith
Incorporated	69,575,000	69,575,000
Wells Fargo Securities, LLC	69,575,000	69,575,000
SunTrust Robinson Humphrey, Inc.	17,600,000	17,600,000
U.S. Bancorp Investments, Inc.	17,600,000	17,600,000
BB&T Capital Markets, a division of BB&T Securities, LLC	11,825,000	11,825,000
Citigroup Global Markets Inc.	9,625,000	9,625,000
PNC Capital Markets LLC	9,625,000	9,625,000

Total	$275,000,000	$275,000,000

The underwriters have agreed to purchase all of the notes sold pursuant to the underwriting agreement if any of these notes are purchased. The underwriting agreement provides that the obligations of the several underwriters to purchase the notes offered hereby are subject to certain conditions.

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or contribute to payments that the underwriters may be required to make in respect of those liabilities.

The underwriters have advised us that they propose to initially offer the notes of each series at the public offering prices set forth on the cover page of this prospectus supplement and to dealers at that price less a concession not in excess of, in the case of the 2021 notes, 0.375% of the principal amount thereof and, in the case of the 2024 notes, 0.400% of the principal amount thereof. The underwriters may allow, and the dealers may reallow, a discount not in excess of, in the case of the 2021 notes, 0.250% of the principal amount thereof and, in the case of the 2024 notes, 0.250% of the principal amount thereof. After the initial offering, the public offering prices and concessions may be changed by the underwriters.

We have agreed in the underwriting agreement to pay our expenses related to the offering, which we estimate to be $1.5 million (excluding the underwriting discount).

The notes of each series are a new issue of securities with no established trading markets. We do not intend to apply for listing of the notes of either series on any securities exchange or for inclusion of the notes of either series on any automated dealer quotation system. We have been advised by the underwriters that they presently intend to make a market in the notes after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading market for the notes of either series or that an active public market for the notes of either series will develop. If an active public trading market for the notes of either series does not develop, the market price and liquidity of the notes of that series may be adversely affected. If the notes are traded, they may trade at a discount from their initial offering prices, depending on prevailing interest rates, the markets for similar securities, our performance and other factors.

In connection with the offering the underwriters may purchase and sell notes in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. Over-allotment involves syndicate sales of notes in excess of the principal amount of notes to be purchased by the underwriters in the offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids or purchases of notes made for the purpose of preventing or retarding a decline in the market prices of the notes while the offering is in progress. Any of these activities may cause the market prices of the notes to be higher than they would otherwise be in the absence of those transactions. The underwriters are not required to engage in any of these activities, and may end any of them at any time.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

Certain of the underwriters and their affiliates have, from time to time, performed, and may in the future perform, various financial advisory, corporate trust, commercial banking and investment banking services for us and our affiliates for which they received, or will receive, customary fees and expenses. In particular, affiliates of each of the underwriters are lenders under our revolving credit facility. In addition, an affiliate of Wells Fargo Securities, LLC acts as administrative agent and an affiliate of J.P. Morgan Securities LLC acts as syndication agent under our revolving credit facility, and an affiliate of U.S. Bancorp Investments, Inc. will be the trustee, paying agent and security registrar with respect to the notes.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. If any of the underwriters or their affiliates has a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters or their affiliates may hedge their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling Restrictions

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) no offer of notes may be made to the public in that Relevant Member State other than:

•	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

•	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives; or

•	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of notes shall require the Company or the representatives to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

This document has been prepared on the basis that any offer of notes in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of notes. Accordingly any person making or intending to make an offer in that Relevant Member State of notes which are the subject of the offering contemplated in this prospectus supplement may only do so in circumstances in which no obligation arises for the Company or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither the Company nor the underwriters have authorized, nor do they authorize, the making of any offer of notes in circumstances in which an obligation arises for the Company or the underwriters to publish a prospectus for such offer.

For the purpose of the above provisions, the expression “an offer to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in the Relevant Member State by any measure implementing the Prospectus Directive in the Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member States) and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Notice to Prospective Investors in the United Kingdom

Each underwriter has represented and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act of 2000 (the “FSMA”)) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply; and

(b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

Notice to Prospective Investors in Switzerland

This document does not constitute an issue prospectus pursuant to Article 652a or Article 1156 of the Swiss Code of Obligations and the notes will not be listed on the SIX Swiss Exchange. Therefore, this document may not comply with the disclosure standards of the listing rules (including any additional listing rules or prospectus schemes) of the SIX Swiss Exchange. Accordingly, the notes may not be offered to the public in or from Switzerland, but only to a selected and limited circle of investors who do not subscribe to the notes with a view to distribution. Any such investors will be individually approached by the underwriters from time to time.

Notice to Prospective Investors in the Dubai International Financial Centre

This document relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This document is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this document nor taken steps to verify the information set forth herein and has no responsibility for this document. The notes to which this document relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the notes offered should conduct their own due diligence on the notes. If you do not understand the contents of this document you should consult an authorized financial advisor.

Notice to Prospective Investors in Hong Kong

The notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Singapore

This document has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this document and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act (Chapter 289) (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, then securities, debentures and units of securities and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the notes under Section 275 except: (i) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (ii) where no consideration is given for the transfer; or (iii) by operation of law.

Notice to Prospective Investors in Japan

The notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and, accordingly, will not be offered or sold, directly or indirectly, in Japan, or for the benefit of any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to any Japanese Person, except in compliance with all applicable laws, regulations and ministerial guidelines promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time. For the purposes of this paragraph, “Japanese Person” shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus supplement and the attached prospectus information that we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement and the attached prospectus, and information that we file later with the SEC will automatically update and supersede any inconsistent information in this prospectus supplement and the attached prospectus and in our other filings with the SEC.

We incorporate by reference the following documents that we previously filed with the SEC (other than information in such documents that is deemed not to be filed), all of which are filed under SEC File No. 1-09810:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 (including the portions of our definitive proxy statement on Schedule 14A filed with the SEC on March 19, 2014, incorporated by reference therein);

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2014 and June 30, 2014; and

•	our Current Reports on Form 8-K filed with the SEC on May 6, 2014, June 25, 2014 (Item 1.01), July 29, 2014 (Items 5.02 and 5.03) and September 2, 2014.

These documents contain important information about our business and our financial performance.

We also incorporate by reference any future filings we make with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, on or after the date of the filing of the registration statement and prior to the termination of the offering, all of which will be filed under SEC File No. 1-09810. Our future filings with the SEC will automatically update and supersede any inconsistent information in this prospectus supplement and the attached prospectus.

You may request a copy of these filings at no cost, by writing or telephoning us at the following address: Corporate Secretary, Owens & Minor, Inc., 9120 Lockwood Boulevard, Mechanicsville, Virginia 23116, (804) 723-7000. We also make these filings available at no cost through the “SEC Filings” on our website located at www.owens-minor.com as soon as reasonably practicable after they are filed with the SEC. The information contained in, or that can be accessed through, our website is not a part of this prospectus supplement and the attached prospectus.

LEGAL MATTERS

The validity of the notes and the guarantees will be passed upon for us by Hunton & Williams LLP, Richmond, Virginia. Certain legal matters in connection with this offering will be passed upon for the underwriters by Davis Polk & Wardwell LLP, New York, New York.

EXPERTS

The consolidated financial statements of Owens & Minor, Inc. as of December 31, 2013 and 2012, and for each of the years in the three-year period ended December 31, 2013, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2013 have been incorporated by reference in this prospectus supplement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

PROSPECTUS

Debt Securities

(which may be guaranteed by one or more of our subsidiaries)

We may offer from time to time debt securities, which may be guaranteed by one or more of our subsidiaries, as described in this prospectus or any accompanying prospectus supplement. We will provide the specific terms of the securities in one or more supplements to this prospectus. This prospectus may not be used to offer and sell the securities unless accompanied by a prospectus supplement. A prospectus supplement may add, update or change information contained in this prospectus.

We may offer and sell the securities directly, through agents, dealers or underwriters as designated from time to time, or through a combination of these methods.

You should read this prospectus and the applicable prospectus supplement, as well as the documents incorporated by reference in this prospectus and in any accompanying prospectus supplement, carefully before you invest.

Investing in the securities involves risks. See “Risk Factors” beginning on page 1 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 8, 2014

You should rely only on the information contained or incorporated by reference in this prospectus and in any accompanying prospectus supplement or in any related free writing prospectus. We have not authorized anyone to provide you with different information. We take no responsibility for and can provide no assurance as to the reliability of any other information that others may give you. This document may only be used where it is legal to sell these securities. You should only assume that the information contained or incorporated by reference in this prospectus or in any accompanying prospectus supplement or any related free writing prospectus is accurate as of the respective date on the front of those documents. Our business, financial condition, results of operations and prospects may have changed since that date. We are not making an offer of these securities in any jurisdiction where the offer is not permitted.

ABOUT THIS PROSPECTUS

This prospectus is part of an automatic shelf registration statement that we filed with the Securities and Exchange Commission, or the SEC, as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended, or the Securities Act. By using an automatic shelf registration statement, we may, at any time and from time to time, sell debt securities, which may or may not be guaranteed, under this prospectus in one or more offerings in an unlimited amount. As allowed by the SEC rules, this prospectus does not contain all of the information included in the registration statement. For further information, we refer you to the registration statement, including its exhibits. Statements contained in this prospectus about the provisions or contents of any agreement or other document are not necessarily complete. If the SEC’s rules and regulations require that an agreement or document be filed as an exhibit to the registration statement, please see that agreement or document for a complete description of these matters.

This prospectus provides you with a general description of the securities we may offer. Each time we use this prospectus to offer securities, we will provide you with a prospectus supplement that will describe the specific amounts, prices and terms of the securities being offered. The prospectus supplement may also add, update or change information contained in this prospectus. Therefore, if there is any inconsistency between the information in this prospectus and the prospectus supplement, you should rely on the information in the prospectus supplement.

To understand the terms of our securities, you should carefully read this document and the applicable prospectus supplement. Together, they provide the specific terms of the securities we are offering. You should also read the documents we have referred you to under “Where You Can Find More Information” below for

i

information on our company, the risks we face and our financial statements. The registration statement and exhibits can be read at the SEC’s website or at the SEC as described under “Where You Can Find More Information.”

References in this prospectus to “Owens & Minor,” the “company,” “we,” “us” and “our” refer to Owens & Minor, Inc. and its subsidiaries, unless otherwise specified or unless otherwise required.

References herein to “$,” “dollars” and “U.S. dollars” are to United States dollars, and financial data included or incorporated by reference herein have been presented in accordance with accounting principles generally accepted in the United States of America.

WHERE YOU CAN FIND MORE INFORMATION

We are a public company subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Pursuant to the requirements of the Exchange Act, we file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov or at our website at www.owens-minor.com (as noted below, the information contained in, or that can be accessed through, our website is not a part of this prospectus or part of any prospectus supplement). You may also read and copy any document we file with the SEC at its public reference room at 100 F Street, N.E., Washington, D.C. 20549. In addition, you can inspect reports and other information we file at the office of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

You may also obtain copies of this information at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room.

Our SEC filings are available at the office of the New York Stock Exchange. For further information on obtaining copies of our public filings at the New York Stock Exchange, you should call (212) 656-3000.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus information that we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede any inconsistent information in this prospectus and in our other filings with the SEC.

We incorporate by reference the following documents that we previously filed with the SEC (other than information in such documents that is deemed not to be filed), all of which are filed under SEC File No. 1-09810:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 (including the portions of our definitive proxy statement on Schedule 14A filed with the SEC on March 19, 2014, incorporated by reference therein);

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2014 and June 30, 2014; and

•	our Current Reports on Form 8-K filed with the SEC on May 6, 2014, June 25, 2014 (Item 1.01), July 29, 2014 (Items 5.02 and 5.03) and September 2, 2014.

These documents contain important information about our business and our financial performance.

We also incorporate by reference any future filings we make with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, on or after the date of the filing of the registration statement and prior to the termination of the offering, all of which will be filed under SEC File No. 1-09810. Our future filings with the SEC will automatically update and supersede any inconsistent information in this prospectus.

You may request a copy of these filings at no cost, by writing or telephoning us at the following address: Corporate Secretary, Owens & Minor, Inc., 9120 Lockwood Boulevard, Mechanicsville, Virginia 23116, (804) 723-7000. We also make these filings available at no cost through the “SEC Filings” on our website located at www.owens-minor.com as soon as reasonably practicable after they are filed with the SEC. The information contained in, or that can be accessed through, our website is not a part of this prospectus or part of any prospectus supplement.

FORWARD-LOOKING STATEMENTS

Some of the information included or incorporated by reference in this prospectus and the applicable prospectus supplement contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Although we believe our expectations with respect to the forward-looking statements are based upon reasonable assumptions within the bounds of our knowledge of our business and operations, all forward-looking statements involve risks and uncertainties and, as a result, actual results could differ materially from those projected, anticipated or implied by these statements. Such forward-looking statements involve known and unknown risks, including, but not limited to:

•	competitive pressures in the marketplace, including intense pricing pressure;

•	our ability to retain existing and attract new customers in a market characterized by significant customer consolidation and intense cost-containment initiatives;

•	our dependence on sales to certain customers or the loss or material reduction in purchases by key customers;

•	our dependence on distribution of product of certain suppliers;

•	our ability to successfully identify, manage or integrate acquisitions, including the management and integration of our acquisition of the Movianto Group and our pending acquisition of Medical Action Industries Inc.;

•	our ability to successfully manage our international operations, including risks associated with changes in international trade regulations, foreign currency volatility, changes in regulatory conditions, deteriorating economic conditions, adverse tax consequences, and other risks of operating in international markets;

•	uncertainties related to and our ability to adapt to changes in government regulations, including healthcare laws and regulations (including the Affordable Care Act);

•	risks arising from possible violations of legal, regulatory or licensing requirements of the markets in which we operate;

•	uncertainties related to general economic, regulatory and business conditions;

•	our ability to successfully implement our strategic initiatives;

•	the availability of and modifications to existing supplier funding programs and our ability to meet the terms to qualify for certain of these programs;

•	our ability to adapt to changes in product pricing and other terms of purchase by suppliers of product;

•	the ability of customers and suppliers to meet financial commitments due to us;

•	changes in manufacturer preferences between direct sales and wholesale distribution;

•	changing trends in customer profiles and ordering patterns and our ability to meet customer demand for additional value-added services;

•	our ability to manage operating expenses and improve operational efficiencies in response to changing customer profiles;

•	our ability to meet performance targets specified by customer contracts under contractual commitments;

•	availability of and our ability to access special inventory buying opportunities;

•	the ability of business partners and financial institutions to perform their contractual responsibilities;

•	the effect of price volatility in the commodities markets, including fuel price fluctuations, on our operating costs and supplier product prices;

•	our ability to continue to obtain financing at reasonable rates and to manage financing costs and interest rate risk;

•	the risk that information systems are interrupted or damaged or fail for any extended period of time or that there is a data security breach;

•	the risk that a decline in business volume or profitability could result in an impairment of goodwill or other long-lived assets;

•	our ability to timely or adequately respond to technological advances in the medical supply industry;

•	the costs associated with and outcome of outstanding and any future litigation, including product and professional liability claims;

•	adverse changes in U.S. and foreign tax laws and the outcome of outstanding tax contingencies and legislative and tax proposals; and

•	other factors detailed from time to time in the reports we file with the SEC, including those described in “Item 1A. Risk Factors” of our Annual Report on Form 10-K for the year ended December 31, 2013.

We undertake no obligation to update or revise any forward-looking statements, except as required by applicable law.

THE COMPANY

Owens & Minor, Inc. and subsidiaries, a Fortune 500 company headquartered in Richmond, Virginia, is a leading healthcare logistics company that connects the world of medical products to the point of care. We provide vital supply chain assistance to the providers of healthcare services and the manufacturers of healthcare products, supplies and devices in the United States and Europe. We serve our customers with a service portfolio that covers procurement, inventory management, delivery and sourcing for the healthcare market. With fully developed networks in the United States and Europe, we are equipped to serve a customer base ranging from hospitals, integrated healthcare systems, group purchasing organizations, and the U.S. federal government, to manufacturers of life-science and medical devices and supplies, including pharmaceuticals in Europe.

We focus our operations on healthcare logistics services and provide our customers with a service portfolio that covers procurement, inventory management, delivery and sourcing for the healthcare market. Through organic growth and acquisitions over many years, we significantly expanded and strengthened our company, achieving national scale in the United States healthcare market. On August 31, 2012, we acquired the Movianto Group, an established European healthcare third-party logistics provider. As a result of the acquisition, we have entered into third-party logistics services for the pharmaceutical, biotechnology and medical device industries in the European market, leveraging an existing platform that also expands our ability to serve our United States-based manufacturer customers on an international level.

Founded in 1882, Owens & Minor was incorporated in 1926 in Richmond, Virginia. Our executive and administrative offices are located at 9120 Lockwood Boulevard, Mechanicsville, Virginia 23116. Our telephone number is (804) 723-7000. Our website is located at www.owens-minor.com. The information contained in, or that can be accessed through, our website is not part of this prospectus or any prospectus supplement.

RISK FACTORS

Our business is subject to uncertainties and risks. You should carefully consider and evaluate all of the information included and incorporated by reference in this prospectus, including the risk factors incorporated by reference from our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, as well as any risk factors we may describe in any subsequent periodic reports or information we file with the SEC. It is possible that our business, financial condition, liquidity or results of operations could be materially adversely affected by any of these risks.

USE OF PROCEEDS

Unless we otherwise state in the applicable prospectus supplement, we intend to use the net proceeds from the sale of the debt securities for general corporate purposes. General corporate purposes may include repayment of debt, additions to working capital, capital expenditures, investments in our subsidiaries, possible acquisitions and the repurchase, redemption or retirement of securities, including shares of our common stock. The net proceeds may be temporarily invested or applied to repay short-term or revolving debt prior to use.

RATIOS OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratios of consolidated earnings to fixed charges for the years indicated:

	Six Months Ended June 30, 2014	Year Ended December 31,
		2013	2012	2011	2010	2009
Ratio of earnings to fixed charges	4.9x	5.7x	6.3x	6.8x	6.5x	7.0x

For purposes of computing the ratios of earnings to fixed charges, “earnings” consist of income from continuing operations before income taxes and fixed charges. “Fixed charges” consist of interest expense, amortization of debt issuance costs and one-third of rental expense (the portion considered representative of the interest factor).

DESCRIPTION OF DEBT SECURITIES

This section describes the general terms and provisions of the debt securities that may be offered by this prospectus. The debt securities will be senior debt securities. As required by U.S. federal law for all bonds and notes of companies that are publicly offered, our debt securities will be governed by a document called an indenture. Debt securities will be issued under an indenture with the specific terms and conditions set forth in a supplemental indenture or company order. This section does not describe every aspect of the indenture or the debt securities. This summary is subject to and qualified in its entirety by reference to all the provisions of the indenture, including definitions of some of the terms used in the indenture. You must look to the indenture for the most complete description of what we describe in summary form in this prospectus and the applicable prospectus supplement. A copy of the form of indenture is filed as an exhibit to the registration statement of which this prospectus is a part. See “Where You Can Find More Information” for information on how to obtain a copy. You should also refer to the Trust Indenture Act of 1939, certain terms of which are made a part of the indentures by reference.

The terms of the series described in the prospectus supplement relating to that series may vary from the terms described in this prospectus. The prospectus supplement relating to each series of debt securities will be attached to the front of this prospectus.

We may issue as many distinct series of debt securities under the indenture as we wish without limitation as to aggregate principal amount under the terms of the indenture. The indenture does not limit our ability to incur additional indebtedness. This section summarizes the material terms of the debt securities that are common to all series, although the prospectus supplement that describes the terms of each series of debt securities may also describe differences with the material terms summarized in this prospectus.

The debt securities will not be secured by any of our property or assets. Thus, by owning a debt security, you are one of our unsecured creditors.

The debt securities will constitute part of our senior debt and will rank equally with all of our other unsecured and unsubordinated debt.

Capitalized terms used below are defined under “—Certain Definitions.” In this “Description of Debt Securities” section, references to “we,” “us” and “our” are only to Owens & Minor, Inc. and not its subsidiaries.

General

The specific financial, legal and other terms relating to a particular series of debt securities will be described in a prospectus supplement. The prospectus supplement relating to a series of debt securities will describe to the extent applicable, the following terms of the series:

•	the title of the series of debt securities;

•	whether and the extent to which a series of debt securities will be guaranteed;

•	any limit on the aggregate principal amount of the series of debt securities and whether such series may be reopened for the issuance of additional debt securities of such series;

•	the Person to whom interest on a debt security is payable, if other than the holder on the regular record date;

•	the date or dates on which the series of debt securities will mature;

•	the rate or rates, which may be fixed or variable, per annum at which the series of debt securities will bear interest, if any, and the date or dates from which that interest, if any, will accrue;

•	the place or places where the principal of (and premium, if any) and interest on the debt securities is payable;

•	the dates on which interest on the series of debt securities will be payable and the regular record dates for the interest payment dates;

•	any mandatory or optional sinking funds or analogous provisions or provisions for redemption, in whole or in part, at our option or the option of the holder;

•	the date, if any, after which and the price or prices at which the series of debt securities may, in accordance with any optional or mandatory redemption provisions, be redeemed and the other detailed terms and provisions of those optional or mandatory redemption provisions, if any;

•	if the debt securities may be converted into or exercised or exchanged for our common stock or preferred stock, the terms on which conversion, exercise or exchange may occur, including whether conversion, exercise or exchange is mandatory, at the option of the holder or at our option, the period during which conversion, exercise or exchange may occur, the initial conversion, exercise or exchange price or rate and the circumstances or manner in which the amount of common stock or preferred stock issuable upon conversion, exercise or exchange may be adjusted;

•	if other than denominations of $1,000 and any integral multiple thereof, the denominations in which the series of debt securities will be issuable;

•	if other than the principal amount thereof, the portion of the principal amount of the series of debt securities that will be payable upon the declaration of acceleration of the maturity of such series of debt securities;

•	the currency of payment of principal, premium, if any, and interest on the series of debt securities, if other than the currency of the United States;

•	if the currency of payment for principal, premium, if any, and interest on the series of debt securities is subject to our or a holder’s election, the currency or currencies in which payment can be made and the period within which, and the terms and conditions upon which, the election can be made;

•	any index, formula or other method used to determine the amount of payment of principal or premium, if any, and interest on the series of debt securities;

•	any addition or change to the restrictive covenants applicable to such series of debt securities;

•	whether the debt securities will be subject to defeasance as described under “—Defeasance” or otherwise;

•	any event of default under the series of debt securities if different from, or in addition to, those described under “—Default and Related Matters—Events of Default—What Is an Event of Default?;”

•	if the series of debt securities will be initially issuable only in the form of a global security, as described under “—Legal Ownership—Global Securities,” the depositary or its nominee with respect to the series of debt securities, if other than the Depository Trust Company, and the circumstances under which the global security may be registered for transfer or exchange or authenticated and delivered in the name of a Person other than the depositary or its nominee;

•	the location where the security register will be maintained and the location of the paying agent;

•	any proposed listing of the series of debt securities on any securities exchange; and

•	any other terms, additional covenants, or special features of the series of debt securities.

The applicable prospectus supplement will also describe any applicable material U.S. federal income tax consequences.

We may issue the debt securities as original issue discount securities, which are securities that are offered and sold at a substantial discount to their stated principal amount. The prospectus supplement relating to original issue discount securities will describe federal income tax consequences and other special considerations applicable to any such debt securities. The debt securities may also be issued as indexed securities or securities denominated in foreign currencies or currency units, as described in more detail in the prospectus supplement relating to any such debt securities. The prospectus supplement relating to specific debt securities will also describe any special considerations and any material additional tax considerations applicable to such debt securities.

Subsidiary Guarantees

Unless the applicable prospectus supplement relating to a series of debt securities provides otherwise, that series of debt securities will be guaranteed by each of our current and future domestic subsidiaries that has outstanding, incurs or guarantees Specified Indebtedness. These subsidiary guarantees will be joint and several obligations of the guarantors. The obligations of each guarantor under its subsidiary guarantee will be limited as necessary to prevent that subsidiary guarantee from constituting a fraudulent conveyance under applicable law.

A guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such guarantor is the surviving Person), another Person, other than us or another guarantor, unless immediately after giving effect to that transaction, no default or event of default exists and the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger unconditionally assumes all the obligations of that guarantor under the indenture (including its subsidiary guarantee) pursuant to agreements reasonably satisfactory to the trustee. The subsidiary guarantee of a guarantor will be released:

•	at such time as such guarantor ceases to have outstanding or guarantee any Specified Indebtedness;

•	upon the Company’s exercise of its legal defeasance option (described under “—Defeasance—Legal Defeasance” below) or its covenant defeasance option (described under “—Defeasance—Covenant Defeasance” below) or the Company’s obligations under the indenture being discharged in accordance with the terms of the indenture; or

•	as specified in the applicable prospectus supplement.

Form, Exchange and Transfer

The debt securities will be issued:

•	only in fully registered form;

•	without interest coupons; and

•	unless otherwise indicated in the prospectus supplement, in denominations of $1,000 and any integral multiple thereof.

A global security will be issued in denominations equal to the aggregate principal amount of outstanding debt securities represented by that global security. See “—Legal Ownership” below for additional information regarding global securities and the limitations on your rights as the beneficial owner of an interest in a global security.

You may have your debt securities broken into more debt securities of smaller authorized denominations or combined into fewer debt securities of larger authorized denominations, as long as the total principal amount is not changed. This is called an exchange.

You may exchange or transfer debt securities at the office of the trustee. The trustee acts as our agent for registering debt securities in the names of holders and transferring debt securities. We may change this appointment to another entity or perform the service ourselves. The entity performing the role of maintaining the list of registered holders is called the security registrar. It will also register transfers of the debt securities.

You will not be required to pay a service charge to transfer or exchange debt securities, but you may be required to pay for any tax or other governmental charge associated with the exchange or transfer. The transfer or exchange will only be made if the security registrar is satisfied with your proof of ownership.

If we designate additional transfer agents, they will be named in the prospectus supplement. We may cancel the designation of any particular transfer agent. We may also approve a change in the office through which any transfer agent acts.

Payment and Paying Agents

We will pay interest to you if you are a holder listed in the trustee’s records at the close of business on a particular day in advance of each due date for interest, even if you no longer own the debt security on the interest due date. That particular day, usually about two weeks in advance of the interest due date, is called the regular record date and will be stated in a prospectus supplement. Holders buying and selling debt securities must work out between them how to compensate for the fact that we will pay all the interest for an interest period to the one who is the registered holder on the regular record date. The most common manner is to adjust the sales price of the debt securities to pro rate interest fairly between buyer and seller. This pro rated interest amount is called accrued interest.

Unless the prospectus supplement states otherwise, we will pay principal, interest and any other money due on the debt securities at the office of the paying agent whom we will designate for this purpose. The paying agent will pay interest and any other money due on debt securities issued as global securities by wire transfer to the holder of those global securities. You must make arrangements to have your payments on debt securities that are not in global form picked up at, or wired from, that office; we may also choose to pay interest by mailing checks.

Unless the prospectus supplement states otherwise, an office or agency of the trustee in New York City will be designated as our sole paying agent for payments with respect to the debt securities of each series. We may also arrange for additional paying agents, and may change paying agents, including our use of the trustee’s corporate trust office. We may also choose to act as our own paying agent. We must notify the trustee of changes in the paying agents for any particular series of debt securities.

Regardless of who acts as paying agent, all money paid by us to a paying agent that remains unclaimed at the end of two years after the amount is due to holders will be repaid to us. After that two-year period, you may look only to us for payment and not to the trustee, any other paying agent or anyone else.

Restrictive Covenants

General

We have made certain promises in the indenture called “covenants” where, among other things, we promise to maintain our corporate existence, payments of taxes and reports to holders of debt securities. Capitalized terms used in the following summary have the meanings specified in the indenture, unless otherwise defined below.

Restrictions on Secured Debt

Subject to certain exceptions, the Company will not, nor will it permit any Subsidiary to, issue, assume, or guarantee any Indebtedness secured by a mortgage, pledge, lien, security interest, or encumbrance (“lien”), upon any Property of the Company or any Subsidiary without effectively providing that the debt securities shall be equally and ratably secured with, or prior to, such Indebtedness, unless, after giving effect to such lien, the aggregate amount of the secured Indebtedness then outstanding (not including Indebtedness secured by liens permitted below) plus the value of all sale and leaseback transactions described below (other than those described in paragraphs (1) and (2) of the covenant described under “—Restrictions on Sales and Leasebacks” below) would not exceed 15% of our Consolidated Net Worth. The restrictions do not apply to debt secured by the following, each of which is a “permitted lien”:

•	liens existing as of the date of the indenture;

•	liens on property created at the time of acquisition of such property or within six months after such time to secure all or part of the cost of acquiring, constructing or improving all or any part of such property, or to secure debt incurred no later than six months after the time of acquisition or the date of completion of construction or improvement or the date of commencement of full operations to provide funds for the reimbursement of funds expended for the foregoing purposes;

•	liens existing on any property of a corporation or other entity at the time it became or becomes a Subsidiary of the Company (provided that the lien has not been created or assumed in contemplation of that corporation or other entity becoming a Subsidiary of the Company);

•	liens securing Indebtedness owing by a Subsidiary to the Company or to one or more of its Subsidiaries;

•	rights of set-off over deposits of the Company or its Subsidiaries held by financial institutions;

•	liens in favor of any governmental authority of any jurisdiction securing the obligation of the Company or any of its Subsidiaries pursuant to any contract or payment owed to that entity pursuant to applicable laws, regulations or statutes;

•	liens on any assets of the Company or its Subsidiaries (including Receivables Subsidiaries) incurred in connection with a Qualified Receivables Transaction;

•	any extension, renewal, substitution or replacement of the foregoing, provided that the principal amount is not increased and that such lien is not extended to other property except for the amount of any premium required to be paid in connection with such extension, renewal, substitution or replacement pursuant to the terms of the Indebtedness extended, renewed, substituted or replaced or the amount of any premium reasonably determined by the Company as necessary to accomplish such extension, renewal, substitution or replacement by means of a tender offer, exchange offer or privately negotiated repurchase, plus the expenses of the Company or such Subsidiary incurred in connection with such extension, renewal, substitution or replacement; and

•	liens in favor of the trustee as provided for in the indenture on money or property held in its capacity as trustee.

Restrictions on Sales and Leasebacks

The Company will not, and will not permit any Subsidiary to, enter into any sale and leaseback transaction covering any Property unless:

(1) the sale and leaseback transaction:

(A) involves a lease for a period, including renewals, of not more than three years;

(B) involves newly constructed property, and the sale or transfer occurs within 120 days after the completion of construction of full operation thereof; provided, however, that if the sale and leaseback transaction involves new construction on real property acquired by the Company more than 120 days prior to the date of the sale and leaseback transaction, then such sale and leaseback transaction shall be deemed a permissible sale and leaseback transaction under this clause but only to the extent of the value of the newly constructed property;

(C) occurs within 120 days from the date of the acquisition of the property subject thereto;

(D) involves the Company’s Headquarters Facility; or

(E) is with the Company or one of its Subsidiaries; or

(2) the Company or any Subsidiary, within 120 days after the sale and leaseback transaction shall have occurred, applies or causes to be applied an amount equal to the value of the property so sold and leased back at the time of entering into such arrangement to the prepayment, repayment, redemption, reduction or retirement of any Indebtedness of the Company or any Subsidiary that is not subordinated to the debt securities and that has a stated maturity of more than 12 months; or

(3) the Company or such Subsidiary would be entitled pursuant to the covenant described under “—Restrictions on Secured Debt” above to create, incur, issue or assume Indebtedness secured by a lien, other than a permitted lien, in the property without equally and ratably securing the debt securities.

Merger, Consolidation, Sale, Lease or Conveyance

The Company will not merge or consolidate with or into any other Person and will not sell, lease or convey, in a single transaction or in a series of transactions, all or substantially all of its assets to any Person, unless:

•	the continuing or successor corporation (if other than the Company) or the Person that acquires all or substantially all of its assets is a corporation organized and existing under the laws of the United States or a State thereof or the District of Columbia and expressly and unconditionally assumes all its obligations under the debt securities and the indenture or assumes such obligations as a matter of law;

•	immediately after giving effect to such merger, consolidation, sale, lease or conveyance, there is no default or event of default under the indenture; and

•	the Company delivers or causes to be delivered to the trustee an officers’ certificate and opinion of counsel each stating that the merger, consolidation, sale, lease or conveyance complies with the indenture.

Default and Related Matters

Events of Default

You will have special rights if an event of default occurs and is not cured, as described later in this subsection.

What Is an Event of Default? The term “even of default” means, with respect to any series of debt securities, any of the following:

•	we do not pay the principal of or any premium on a debt security of that series on its due date;

•	we do not pay interest on a debt security within 30 days of its due date;

•	we do not deposit a sinking fund payment within 30 days of its due date;

•	we fail to comply with the conditions described above under “––Merger, Consolidation, Sale, Lease or Conveyance;”

•

we fail to perform or remain in breach of any covenant contained in the indenture for the benefit of the debt securities of that series or any other term of the indenture for 60 days after we receive a written notice of default stating we are in breach and requiring it to be remedied. The notice must be sent by either the trustee or holders of at least 25% of the aggregate principal amount of the outstanding debt securities of the affected series;

•	we or any Significant Subsidiary defaults under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by us or any of our Significant Subsidiaries (or the payment of which is guaranteed by us or any of our Significant Subsidiaries), other than indebtedness owed to us or a Significant Subsidiary, whether such Indebtedness or guarantee now exists, or is created after the date of the applicable indenture, which default:

(a) is caused by a failure to pay principal of, or interest or premium on such Indebtedness prior to the expiration of the grace period provided in such indebtedness (“payment default”); or

(b) results in the acceleration of such Indebtedness prior to its maturity (the “cross acceleration provision”);

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a payment default or the maturity of which has been so accelerated, aggregates $50 million or more;

•	we or any Significant Subsidiary files for, or consents to the filing of, bankruptcy or certain other events of bankruptcy, insolvency or reorganization occur;

•	any subsidiary guarantee ceases to be in full force and effect (except as contemplated by the terms thereof) or any guarantor or Person acting by or on behalf of such guarantor denies or disaffirms its obligations under the indenture or any subsidiary guarantee; or

•	any other event of default provided for with respect to a particular series of debt securities and described in the related prospectus supplement.

Remedies If an Event of Default Occurs. If an event of default has occurred and has not been cured, the trustee or the holders of 25% in aggregate principal amount of the outstanding debt securities of the affected series may declare the entire principal amount of all the debt securities of that series to be due and immediately payable. This is called a declaration of acceleration of maturity. If, however, we or any Significant Subsidiary files for, or consents to the filing of, bankruptcy or certain other events of bankruptcy, insolvency or reorganization occur, all of the debt securities of all series shall become immediately due and payable without any declaration of acceleration of maturity or any other action on the part of the trustee or the holders of the debt securities. After any such acceleration, but before a judgment or decree based on acceleration is entered and becomes final, the holders of a majority in aggregate principal amount of the outstanding debt securities of the affected series may, under certain circumstances, rescind and annul such acceleration and its consequences if all events of default in respect of such series, other than the non-payment of accelerated principal (or other specified amount), have been cured or waived as provided in the indenture and certain other conditions are met. See “—Modification and Waiver.”

Reference is made to the prospectus supplement relating to any series of debt securities that are original issue discount securities for the particular provisions relating to acceleration of the maturity of a portion of the principal amount of original issue discount securities upon the occurrence of an event of default and its continuation.

Except in cases of default, where the trustee has some special duties, the trustee is not required to take any action under the indenture at the request of any holders unless the holders offer the trustee reasonable protection from expenses and liability, called an indemnity. If reasonable indemnity is provided, the holders of a majority in principal amount of the outstanding debt securities of the relevant series may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. These majority holders may also direct the trustee in performing any other action under the indenture with respect to the debt securities of that series, provided that certain conditions are met. The trustee may withhold notice of any default, except a default in the payment of principal, premium, interest or any sinking fund installments, from the holders of any series of debt securities if the trustee in good faith considers it to be in the interest of holders of such series to do so.

Before you bypass the trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the debt securities, the following must occur:

•	you must give the trustee written notice that an event of default has occurred and remains uncured;

•	the holders of at least 25% in aggregate principal amount of all outstanding debt securities of that series must make written request that the trustee take action because of the event of default, and must offer satisfactory indemnity to the trustee against the cost, expenses and liabilities of taking that action;

•	the trustee must have not received during the 60-day period referred to below from holders of a majority in aggregate principal amount of the outstanding debt securities of that series a direction inconsistent with the written notice; and

•	the trustee must have not taken action for 60 days after receipt of the above notice, request and offer of indemnity.

However, you are entitled at any time to bring a lawsuit for the payment of money due on your debt securities on or after its due date.

Street name and other indirect holders should consult their banks or brokers for information on how to give notice or direction to or make a request of the trustee and to make or cancel a declaration of acceleration.

We will furnish to the trustee every year a written statement of certain of our officers certifying that to their knowledge we are in compliance with the indenture and the debt securities issued under it, or else specifying any default or event of default and its status.

Modification and Waiver

There are three types of changes we can make to the indenture and the debt securities issued under the indenture.

Changes Requiring Your Approval. First, there are changes that cannot be made to debt securities without the approval of each holder affected thereby. Following is a list of those types of changes:

•	change the payment date of the principal or any installment of principal or interest on a debt security;

•	reduce any other amounts due on a debt security;

•	reduce the amount of principal due and payable upon acceleration of the maturity of a debt security (including the current payable on an original issue discount security) following a default;

•	change the place or currency of payment on a debt security;

•	impair your right to institute suit to enforce any payment of any amount due on your debt security;

•	impair any right that you may have to exchange or convert the debt security for or into other securities;

•	change the relative seniority or ranking of a debt security;

•	reduce the percentage in aggregate principal amount of the debt securities of any series the consent of whose holders is needed to modify or amend the indenture or any supplement thereto;

•	reduce the percentage in aggregate principal amount of the debt securities of any series the consent of whose holders is needed to waive our compliance with certain provisions of the indenture or any supplement thereto or to waive certain defaults;

•	release any guarantor from any of its obligations under its guarantee or the indenture, except in accordance with the terms of the indenture; and

•	modify any other aspect of the provisions dealing with modification and waiver of the indenture or any supplement thereto.

Changes Requiring a Majority Vote. The second type of change to the indenture or any supplement thereto and the debt securities is the kind that requires a vote in favor by holders owning a majority of the principal amount of all series affected by the change, each series voting together as a single class. Most other changes, including waivers, as described below, fall into this category, except for changes noted above as requiring the approval of the holders of each debt security of any series affected thereby, and, as noted below, changes not requiring any approval.

We would need a vote by holders of a majority of the principal amount of all series affected by the waiver, each series voting together as a single class, to obtain a waiver of certain of the restrictive covenants, including the covenants described above under “—Restrictive Covenants—Restrictions on Secured Debt” and “—Restrictive Covenants—Restrictions on Sales and Leasebacks.” We also would need holders of a majority of the principal amount of the relevant affected series to obtain a waiver of any past default with respect to such series, except a payment default listed in the first or second category described above under “—Default and Related Matters—Events of Default—What is an Event of Default?” which may not be waived.

The indenture provides that a supplemental indenture that changes or eliminates any covenant or other provision of the indenture that has expressly been included solely for the benefit of one or more particular series of securities, or that modifies the rights of the holders of securities of such series with respect to such covenant or other provision, will be deemed not to affect the rights under the indenture of the holders of securities of any other series.

Changes Not Requiring Approval. The third type of change does not require any vote by holders of the debt securities. This type is limited to clarifications and certain other changes that would benefit or would not adversely affect holders of the debt securities.

Further Details Concerning Voting. When taking a vote, we will use the following rules to decide how much principal amount to attribute to a debt security:

•	for original issue discount securities, we will use the principal amount that would be due and payable on the voting date if the maturity of the debt securities were accelerated to that date because of a default;

•	for debt securities whose principal amount is not known (for example, because it is based on an index) we will use a special rule for that debt security described in a prospectus supplement; and

•	for debt securities denominated in one or more foreign currencies or currency units, we will use the U.S. dollar equivalent determined as of a specified date.

Debt securities will not be considered outstanding, and therefore will not be eligible to vote, if we have deposited or set aside in trust for you money for their payment or redemption or if they have been fully defeased, as described under “—Defeasance—Legal Defeasance.” Debt securities owned by us or any of our affiliates will also not be considered outstanding or eligible to vote.

If we determine to set a record date, we will generally be entitled to set any day as a record date for the purpose of determining the holders of outstanding debt securities that are entitled to vote or take other action under the indenture. In some circumstances, the trustee will be entitled to set a record date for action by holders. If the trustee sets a record date for a vote or other action to be taken by holders of the a particular series, that vote or action may be taken only by persons who are holders of outstanding securities of that series on the record date and the action voted upon must be effective within 90 days following the record date.

Street name and other indirect holders should consult their banks or brokers for information on how approval may be granted or denied if we seek to change an indenture or the debt securities request a waiver.

Defeasance

Legal Defeasance

If there is a change in federal income tax law, as described below, we can legally release ourselves and the guarantors from any payment or other obligations, with certain limited exceptions, on any series of debt securities, called legal defeasance, if we put in place the following arrangements for you to be repaid:

•	we must deposit, or cause to be deposited, in trust for your benefit and the benefit of all other holders of that series of debt securities an amount of cash and U.S. government notes or bonds that will generate enough cash to make interest, principal, premium and any other payments on that series of debt securities on their due date;

•	we must deliver to the trustee a legal opinion of our counsel that is based on and confirms the tax law change described below;

•	no event of default or event that with the passage of time or the giving of notice, or both, shall constitute an event of default shall have occurred and be continuing at the time of the deposit described above (other than resulting from the borrowing of funds to be applied to such deposit) or, with respect to an event or default described in the seventh bullet point under “—Default and Related Matters—Events of Default—What is an Event of Default?”, on the later of (1) the 91st day after the date of the deposit or (2) the day ending on the day following the expiration of the longest preference period under any bankruptcy law applicable to the Company in respect of such deposit;

•	such deposit and defeasance will not result in a breach or violation of, or constitute a default under, any agreement or instrument to which we are a party or by which we are bound; and

•	we must comply with certain other conditions.

We must obtain an opinion of our counsel that, based on a change in current federal income tax law or a U.S. Internal Revenue Service ruling, the above deposit will not cause you to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities at maturity or redemption.

In the event of legal defeasance you would have to rely solely on the trust holding the deposited cash and/or U.S. government notes or bonds for repayment of the debt securities. You could not look to us for repayment in the unlikely event of any shortfall. Conversely, the trust would most likely be protected from claims of our lenders and other creditors if we ever become bankrupt or insolvent.

Covenant Defeasance

Under current federal income tax law, we can make the same type of deposit described above under “—Defeasance—Legal Defeasance” and be released from some of the restrictive covenants in the debt securities. This is called covenant defeasance. In that event, you would lose the protection of those restrictive covenants but would gain the protection of having cash and/or U.S. government notes or bonds set aside in trust to repay the debt securities. In order to achieve covenant defeasance, we must do the following:

•	we must deposit, or cause to be deposited, in trust for your benefit and the benefit of all other holders of that series of debt securities an amount of cash and U.S. government notes or bonds that will generate enough cash to make interest, principal, premium and any other payments on that series of debt securities on their due date;

•	we must deliver to the trustee a legal opinion of our counsel confirming that under current federal income tax law we may make the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities at maturity or redemption;

•	no event of default or event that with the passage of time or the giving of notice, or both, shall constitute an event of default shall have occurred and be continuing at the time of the deposit described above (other than resulting from the borrowing of funds to be applied to such deposit) or, with respect to an event of default described in the seventh bullet point under “—Default and Related Matters—Events of Default—What is an Event of Default?”, on the later of (1) the 91st day after the date of the deposit or (2) the day ending on the day following the expiration of the longest preference period under any bankruptcy law applicable to the Company in respect of such deposit;

•	such deposit and defeasance will not result in a breach or violation of, or constitute a default under, any agreement or instrument to which we are a party or by which we are bound; and

•	we must comply with certain other conditions.

If we accomplish covenant defeasance, the following provisions, among others, of the indentures and the debt securities would no longer apply:

•	our promises previously described under “—Restrictive Covenants—Restrictions on Secured Debt” and “—Restrictive Covenants––Restrictions on Sales and Leasebacks;”

•	the events of default relating to breach of covenants, described under “—Default and Related Matters—Events of Default—What Is an Event of Default?”; and

•	any other covenants applicable in the series of debt securities described in the prospectus supplement.

If we accomplish covenant defeasance, you could still look to us for repayment of the debt securities if there were a shortfall in the trust. In fact, if one of the remaining events of default occurs, such as our bankruptcy, and the debt securities become immediately due and payable, there may be a shortfall in the trust.

Redemption

Provisions relating to the redemption of debt securities, if any, will be set forth in the applicable prospectus supplement. Unless we state otherwise in the applicable prospectus supplement, we may redeem debt securities only upon notice mailed at least 30 but not more than 60 days before the date fixed for redemption. Unless we state otherwise in the applicable prospectus supplement, that notice may state that (1) the redemption will be conditional upon the trustee or paying agent receiving sufficient funds to pay the principal, premium and interest on the debt securities subject to redemption on the date fixed for redemption and (2) if the trustee or the paying agent does not receive those funds, the redemption notice will not apply, and we will not be required to redeem the debt securities subject to redemption.

If the debt securities of a particular series are redeemable and we redeem less than all of the debt securities of that series, we may block the transfer or exchange of debt securities during the period beginning 15 days before the day we mail the notice of redemption and ending on the day of that mailing, in order to freeze the list of holders to prepare the mailing. We may also refuse to register transfers or exchanges of debt securities selected for redemption, except that we will continue to permit transfers and exchanges of the unredeemed portion of any debt security being partially redeemed.

Notices

We and the trustee will send notices regarding the debt securities only to holders at their addresses as listed in the records of the security registrar.

Governing Law

The indenture and the debt securities are governed by, and construed in accordance with, the laws of the State of New York.

Legal Ownership

Global Securities

What Is a Global Security? A global security is a special type of indirectly held security, as described below under “—Indirect Holders.”

If we choose to issue debt securities in the form of global securities, the ultimate beneficial owners can only be indirect holders. We do this by requiring that the global security be registered in the name of a financial institution we select and by requiring that the debt securities included in the global security not be transferred to the name of any other direct holder unless the special circumstances described below occur. The financial institution that acts as the sole direct holder of the global security is called the depositary.

Any Person wishing to own a debt security included in the global security must do so indirectly by virtue of an account with a broker, bank or other financial institution that in turn has an account with the depositary. The prospectus supplement will indicate whether your series of debt securities will initially be issued only in the form of global securities.

Special Investor Considerations for Global Securities. As an indirect holder, an investor’s rights relating to a global security will be governed by the account rules of the investor’s financial institution and of the depositary, as well as general laws relating to securities transfers. We do not recognize this type of investor as a registered holder of debt securities and instead deal only with the depositary that holds the global security.

If you are an investor in debt securities that are issued only in the form of global securities, you should be aware that generally:

•	you cannot get debt securities registered in your own name;

•	you cannot receive physical certificates for your interest in the debt securities;

•	you will be a street name holder and must look to your own bank or broker for payments on the debt securities and protection of your legal rights relating to the debt securities. See “—Indirect Holders;”

•	you may not be able to sell interests in the debt securities to some insurance companies and other institutions that are required by law to own their securities in the form of physical certificates;

•	the depositary’s policies will govern payments, transfers, exchanges and other matters relating to your interest in the global security. We and the trustee have no responsibility for any aspect of the depositary’s actions or for its records of ownership interests in the global security. We and the trustee also do not supervise the depositary in any way; and

•	the depositary will require that interests in a global security be purchased or sold within its system using same-day funds for settlement.

Special Situations When Global Security Will Be Exchanged For Physical Certificates. In a few special situations described below, interests in the global security will be exchanged for physical certificates representing debt securities. After that exchange, the choice of whether to hold debt securities directly or indirectly will be up to you. You must consult your own bank or broker to find out how to have your interests in debt securities transferred to your own name, so that you will be a direct holder. The rights of direct and indirect holders in the debt securities are described below under “—Direct Holders” and “—Indirect Holders.”

The special situations when a global security may be exchanged for physical certificates are:

•	when the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary and no successor depositary has been appointed within 90 days after this notice;

•	when we notify the trustee that we wish to exchange physical certificates for the global security, provided that we understand that under current industry practices, the Depository Trust Company would notify its participants of this determination, but would only withdraw beneficial interests from a global security at the request of participants; or

•	when an event of default on the debt securities has occurred and has not been cured.

Defaults are discussed above under “—Default and Related Matters.”

The prospectus supplement may also list additional situations when a global security may be exchanged for physical certificates that would apply only to the particular series of debt securities covered by that prospectus supplement. When physical certificates are to be exchanged for a global security, the depositary (and not we or the trustee) is responsible for deciding the names of the institutions that will be the initial direct holders of the physical certificates.

Direct Holders

Our obligations, as well as the obligations of the trustee and those of any third parties employed by us or the trustee, are only to persons or entities who are the direct holders of debt securities (i.e., those who are registered as holders of debt securities). As noted below, we do not have obligations to you if you hold through indirect means, either because you choose to hold debt securities in that manner or because the debt securities are issued in the form of global securities as described above. For example, once we make payment to the registered holder, we have no further responsibility for the payment even if that registered holder is legally required to pass the payment along to you as a street name customer but does not do so.

Indirect Holders

Investors who hold debt securities in accounts at banks or brokers will not be recognized by us as legal holders of debt securities. These intermediary banks, brokers and other financial institutions pass along principal, interest and other payments on the debt securities, either because they agree to do so in their customer agreements or because they are legally required to do so. If you hold debt securities in street name, you should check with your own institution to find out:

•	how it handles securities payments and notices;

•	whether it imposes fees or charges;

•	how it would handle voting if ever required;

•	whether and how you can instruct it to send you debt securities registered in your own name so you can be a direct holder as described below; and

•	how it would pursue rights under the debt securities if there were a default or other event triggering the need for holders to act to protect their interests.

Certain Definitions

Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all such terms.

“Capital Stock” means (1) in the case of a corporation, corporate stock; (2) in the case of an association or business entity (other than a partnership or limited liability company), any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock; (3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and (4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Consolidated Net Worth” means, the shareholders’ equity of the Company and its consolidated Subsidiaries, as shown on the consolidated balance sheet in the Company’s latest quarterly or annual report filed with the SEC, prepared in accordance with GAAP.

“Credit Agreement” means the Credit Agreement, dated as of June 5, 2012, by and among Owens & Minor Distribution, Inc., and Owens & Minor Medical, Inc. (as Borrowers), the Company and certain of its domestic subsidiaries (as Guarantors), Wells Fargo Bank, N.A. (as Administrative Agent), JPMorgan Chase Bank, N.A. (as Syndication Agent) and a syndicate of banks as specified on the signature pages thereof, as amended from time to time.

“Credit Facilities” means, one or more debt facilities, commercial paper facilities, or capital markets financings (whether or not registered with the SEC), in each case with banks, investment banks (acting as underwriters, placement agents or dealers), other institutional lenders or investors or trustees providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables), letters of credit, or capital markets financings, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession.

“Headquarters Facility” means the Company’s principal executive offices located at 9120 Lockwood Boulevard, Mechanicsville, Virginia.

“Indebtedness” means all items classified as indebtedness on the most recently available balance sheet of the Company and its consolidated Subsidiaries, in accordance with GAAP.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company, government or any agency or political subdivision thereof or any other entity.

“Property” means all real and tangible property owned or leased by the Company or any Subsidiary.

“Qualified Receivables Transaction” means any transaction or series of transactions entered into by the Company or any of its Subsidiaries pursuant to which the Company or any of its Subsidiaries sells, conveys or otherwise transfers to (1) a Receivables Subsidiary (in the case of a transfer by the Company or any of its Subsidiaries) and (2) any other Person (in the case of a transfer by a Receivables Subsidiary), or grants a security interest in, any accounts receivable (whether now existing or arising in the future) or inventory of the Company or any of its Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable or inventory, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable or inventory.

“Receivables Subsidiary” means a Subsidiary of the Company that engages in no activities other than in connection with the financing of accounts receivable or inventory (1) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (a) is guaranteed by the Company or any Subsidiary of the Company (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to representations, warranties, covenants and indemnities entered into in the ordinary course of business in connection with a Qualified Receivables Transaction), (b) is recourse or obligates the Company or any Subsidiary of the Company in any way other than pursuant to representations, warranties, covenants and indemnities entered into in the ordinary course of business in connection with a Qualified Receivables Transaction or (c) subjects any property or asset of the Company or any Subsidiary of the Company (other than accounts receivable or inventory and related assets as provided in the definition of “Qualified Receivables Transaction”), directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to representations, warranties, covenants and indemnities entered into in the ordinary course of business in connection with a Qualified Receivables Transaction, (2) with which neither the Company nor any Subsidiary of Company has any material contract, agreement, arrangement or understanding other than on terms customary for securitization of receivables or inventory and (3) with which neither the Company nor any Subsidiary of the Company has any obligations to maintain or preserve such Subsidiary’s financial condition or cause such Subsidiary to achieve certain levels of operating results.

“Significant Subsidiary” means (1) any guarantor or (2) any of our subsidiaries that would be a “Significant Subsidiary” of the Company within the meaning of Rule 1-02 under Regulation S–X promulgated by the SEC.

“Specified Indebtedness” means (1) any Indebtedness under the Credit Agreement and (2) any Indebtedness incurred under Credit Facilities that refinance such Indebtedness.

“Subsidiary” means, with respect to any specified Person:

(1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

PLAN OF DISTRIBUTION

We may sell the securities offered pursuant to this prospectus in any of the following ways:

•	directly to one or more purchasers;

•	through agents;

•	through underwriters, brokers or dealers; or

•	through a combination of any of these methods of sale.

We will identify the specific plan of distribution, including any underwriters, brokers, dealers, agents or direct purchasers and their compensation in a prospectus supplement.

The distribution of the securities may be made from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to these prevailing market prices or at negotiated prices.

LEGAL MATTERS

The validity of the securities offered by this prospectus and any prospectus supplement will be passed upon for us by Hunton & Williams LLP, Richmond, Virginia.

EXPERTS

The consolidated financial statements of Owens & Minor, Inc. and its subsidiaries as of December 31, 2013 and 2012, and for each of the years in the three-year period ended December 31, 2013, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2013 have been incorporated by reference in this prospectus and elsewhere in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

$550,000,000

$275,000,000    3.875% Senior Notes due 2021

$275,000,000    4.375% Senior Notes due 2024

PROSPECTUS SUPPLEMENT

Joint Book-Running Managers

BofA Merrill Lynch

J.P. Morgan

Wells Fargo Securities

Senior Co-Managers

SunTrust Robinson Humphrey

US Bancorp

Co-Managers

BB&T Capital Markets

Citigroup

PNC Capital Markets LLC

September 11, 2014